As filed with the Securities and Exchange Commission on May 14, 2012

Registration No. 333-180891

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT

NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

First Capital Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Virginia	6022	11-3782033
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

4222 Cox Road

Glen Allen, Virginia 23060

(804) 273-1160

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John M. Presley

Chief Executive Officer and Managing Director

First Capital Bancorp, Inc.

4222 Cox Road

Glen Allen, Virginia 23060

(804) 273-1160

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

George P. Whitley, Esq.

Scott H. Richter, Esq.

LeClairRyan, A Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street, 8th Floor

Richmond, Virginia 23219

(804) 783-2003

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Fixed Rate Cumulative Perpetual Preferred Stock, Series A	10,958	$1,000(1)	$10,958,000	$1,255.79

(1)	Represents the liquidation preference amount per share of the preferred stock being registered for resale, which we sold to the United States Department of the Treasury (“Treasury”) pursuant to Treasury’s Troubled Asset Relief Program Capital Purchase Program.
(2)	Estimated in accordance with Rule 457(a).
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 14, 2012

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling shareholder may sell these securities until the registration statement that we have filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

10,958 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Liquidation Preference Amount $1,000 Per Share

First Capital Bancorp, Inc. is the holding company for First Capital Bank, a Virginia bank headquartered in Richmond, Virginia.

This prospectus relates to the offer and sale of 10,958 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Shares”), liquidation preference amount $1,000 per share by the United States Department of the Treasury (the “Treasury”). We issued the Preferred Shares to Treasury on April 3, 2009 as part of Treasury’s Troubled Asset Relief Program Capital Purchase Program (the “CPP”) in a private placement exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).

We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury.

Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15. The initial dividend rate is 5% per annum through May 14, 2014, and will increase to 9% per annum on and after May 15, 2014, if not otherwise redeemed earlier for cash by us. We have paid in full all our quarterly dividend obligations on the Preferred Shares, but we currently may not pay dividends on the Preferred Shares without prior regulatory approval, the factors in relation to which are in the discretion of our regulators and may change from time to time. We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for cash, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption.

The Preferred Shares will not be listed for trading on any stock exchange or available for quotation on any national quotation system.

The public offering price and the allocation of the Preferred Shares in this offering will be determined by an auction process. During the auction period, potential bidders will be able to place bids to purchase Preferred Shares at any price (such bid price to be in increments of $0.01). However, the minimum size for any bid will be one Preferred Share. Subject to the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), we intend to submit one or more bids to purchase the Preferred Shares in the auction. In the event we bid, our bids may be for some or all of the Preferred Shares and may be made at a price or prices per share that is less than the liquidation preference per share. If Treasury decides to sell any of the offered Preferred Shares, the public offering price of such Preferred Shares will equal the clearing price set in the auction plus accrued dividends thereon. The clearing price will be equal to the highest price in the auction for which the quantity of all bids at or above such price equals the number of Preferred Shares that Treasury elects to sell. In certain cases, the bids of bidders may be pro-rated. Even if bids are received for all of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares, regardless of the clearing price set in the auction process. The method for submitting bids and a more detailed description of this auction process are described in “Auction Process” beginning on page      of this prospectus.

Investing in the Preferred Shares involves risks. You should read the “Risk Factors” section beginning on page 12, and all information included or incorporated by reference in this prospectus in its entirety before making a decision to invest in the Preferred Shares.

	Per Share	Total
Public offering price (1)	$	$
Underwriting discounts and commissions to be paid by Treasury (2)	$	$
Proceeds to Treasury	$	$

(1)	Plus accrued dividends from and including , 2012.
(2)	Treasury has agreed to pay all underwriting discounts and commission and transfer taxes. We have agreed to pay all transaction fees, if any, applicable to the sale of the Preferred Shares and certain fees and disbursements of counsel for Treasury incurred in connection with this offering.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Federal Reserve, any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Preferred Shares are not savings accounts, deposits or other obligations of any bank, thrift or other depositary institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The underwriters expect to deliver the Preferred Shares in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its participants against payment on or about                     , 2012.

The date of this prospectus is                  , 2012

ABOUT THIS PROSPECTUS

You should read this prospectus and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make a decision to invest in the Preferred Shares. In particular, you should review the information under the heading “Risk Factors” set forth on page 12 of this prospectus and in the other documents that are incorporated by reference herein. You should rely only on the information contained or incorporated by reference in this prospectus and any related free writing prospectus required to be filed with the SEC. Neither we nor Treasury nor the underwriters are making an offer to sell the Preferred Shares in any manner in which, or in any jurisdiction where, the offer or sale thereof is not permitted. We have not authorized any person to provide you with different or additional information. If any person provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects may have changed since any such date.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission. The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

Unless otherwise stated or the context otherwise requires, references in this prospectus to “the Company,” “FCB”, “we,” “our” or “us” refer to First Capital Bancorp, Inc. and its consolidated subsidiaries. Our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, is sometimes referred to herein as the “Series A Preferred Stock.”

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in, or incorporated by reference into, this prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements are not guarantees of performance or results. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “target,” “could,” “is likely,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared. These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, but not limited to, the following:

•	the unfavorable effects of future economic conditions, including inflation, recession or a continuing decrease in real estate values;

•	the failure of assumptions underlying the establishment of our allowance for loan losses, that may prove to be materially incorrect or may not be borne out by subsequent events;

•	adverse changes in the securities markets;

•	changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

•	the ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future;

•	our ability to continue to attract low cost core deposits to fund asset growth;

•	changes in interest rates and interest rate policies and the successful management of interest rate risk;

•	maintaining cost controls and asset quality as we open or acquire new locations;

•	maintaining capital levels adequate to support our growth and operations;

•	reliance on our management team, including our ability to attract and retain key personnel;

•	risks inherent in making loans such as repayment risks and fluctuating collateral values;

•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;

•	demand, development and acceptance of new products and services;

•	problems with technology utilized by us;

•	the effects of terrorism and efforts to combat it; and

•	other factors described in “Risk Factors” beginning on page 12 of this prospectus and those set forth in the other documents that are incorporated by reference herein.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary note. Our actual results may differ significantly from those we discuss in these forward-looking statements. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the “Risk Factors” section of this prospectus. Any forward-looking statement speaks only as of the date which such statement was made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

This prospectus is part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement filed with the SEC. Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete. If we have filed a contract or other document as an exhibit to the registration statement or any other document incorporated by reference in this registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document. You may review the registration statement and the exhibits filed with such registration statement for further information regarding us and the offering of the Preferred Shares. The registration statement and its exhibits may be inspected at the public reference facility of the SEC at the location described above.

We also maintain an Internet site at www.1capitalbank.com, which contains information relating to us and our business. The information contained on, or that is accessible through, our website is not part of, and is not incorporated by reference in, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents (other than information “furnished” rather than “filed” in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 30, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 14, 2012;

•	our Current Reports on Form 8-K, filed with the SEC on January 19, 2012, January 31, 2012, March 19, 2012, April 6, 2012 and May 11, 2012;

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 14, 2007, including any amendment or report filed with the SEC for the purpose of updating such description; and

•	all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report described above.

Any statement incorporated by reference in this prospectus from an earlier dated document that is inconsistent with a statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus by such statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference herein.

This prospectus incorporates documents by reference that are not presented or delivered with this prospectus. You may review and obtain these documents at our Internet website at www.1capitalbank.com, provided that no other information on or accessible through our website shall be deemed incorporated by reference. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:

First Capital Bancorp, Inc.

4222 Cox Road

Glen Allen, Virginia 23060

Attention: William W. Ranson

(804) 273-1160

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision to purchase the Preferred Shares. You should carefully read this entire prospectus, as well as the information incorporated by reference herein, before deciding whether to invest in the Preferred Shares. You should carefully consider the section entitled “Risk Factors” in this prospectus and the information in the documents incorporated by reference herein to determine whether an investment in the Preferred Shares is appropriate for you.

The Company

First Capital Bancorp, Inc. was organized as a Virginia corporation in 2006 for the sole purpose of becoming a holding company for First Capital Bank, our wholly-owned subsidiary, which began operating as a Virginia chartered commercial bank in 1998. Financial information in this prospectus for periods before the date First Capital Bancorp became a holding company for First Capital Bank reflects the results of operations of First Capital Bank.

Our principal executive offices are located at 4222 Cox Road, Glen Allen, Virginia 23060, and our telephone number is (804) 273-1160. Our Internet address is www.1capitalbank.com. The information contained on our website is not part of this prospectus.

First Capital Bank operates seven full service branch offices (alternatively referred to herein as “branches” and “offices”) throughout the greater Richmond metropolitan area. Our bank engages in a general commercial banking business, with a particular focus on the needs of small and medium-sized businesses and their owners and key employees and the professional community.

We emphasize personalized service, access to decision makers and a quick turn around time on lending decisions. We have a management team, officers and other employees with extensive experience in our primary market, which is the greater Richmond, Virginia metropolitan area. We strive to develop personal, knowledgeable relationships with our customers, while at the same time offering products comparable to those offered by larger banks in our market area.

Recent Developments

On May 11, 2012, we closed a stockholder rights offering in which we raised a total of $17.8 million through the sale of 8,913,513 shares of common stock and warrants to purchase an additional 4,456,756 shares of common stock.

In the rights offering, we offered holders of record of our common stock as of February 10, 2012 (the “Record Date”) the nontransferable right to purchase up to 8,913,513 units for a price of $2.00 per unit, with each unit consisting of one share of common stock and a warrant to purchase one-half of a share of common stock for a price equal to $2.00 per whole share. For each share of common stock held as of the Record Date, a stockholder received a nontransferable right to subscribe for up to three units in the offering (the “Basic Subscription Privilege”). Stockholders who exercised their Basic Subscription Privilege in full were given the opportunity to purchase units that were not either purchased by other stockholders who exercised their Basic Subscription Privilege or by the Standby Purchaser (as defined below).

In conjunction with the rights offering, we entered into a standby purchase agreement (the “Standby Purchase Agreement”) with Kenneth R. Lehman (the “Standby Purchaser”), a private investor from Arlington, Virginia. The Standby Purchase Agreement allowed the Standby Purchaser to purchase 350,000 units if such units were available after existing stockholders exercised their Basic Subscription Privilege. The Standby Purchaser’s obligation was conditioned on the Company’s receipt of valid subscriptions for a minimum of $5.0 million, including $1.0 million from executive officers and directors. Each condition was satisfied. The Standby Purchase Agreement granted the Standby Purchaser a right of first refusal to purchase up to 4,902,432 units, which was exercised in full. The Standby Purchase Agreement limits the Standby Purchaser’s ability to vote more than 45% of the Company’s outstanding shares should he acquire greater ownership in the future.

We intend to use the net proceeds from the offering to capitalize our subsidiary, First Capital Bank, and for other general corporate purposes, including, subject to the prior approval of the Federal Reserve, the allocation of a portion of the net proceeds toward the purchase of some or all of the Preferred Shares to the extent we submit a successful bid in the auction.

The Offering

The following summary contains basic information about the Preferred Shares and the auction process and is not intended to be complete and does not contain all the information that is important to you. For a more complete understanding of the Preferred Shares and the auction process, you should read the sections of this prospectus entitled “Description of Preferred Shares” and “Auction Process.”

Issuer	First Capital Bancorp, Inc.

Preferred Shares Offered by Treasury

10,958 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

The number of Preferred Shares to be sold will depend on the number of bids received in the auction described below and whether Treasury decides to sell any Preferred Shares in the auction process. See the section entitled “Auction Process” in this prospectus.

Liquidation Preference	If we liquidate, dissolve or wind up (collectively, a “liquidation”), holders of the Preferred Shares will have the right to receive $1,000 per share, plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to, but not including, the date of payment, before any payments are made to holders of our common stock or any other capital stock that ranks, by its terms, junior as to rights upon liquidation to the Preferred Shares.

Dividends	Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15. The initial dividend rate is 5% per annum through May 14, 2014, and will increase to 9% per annum on and after May 15, 2014, if not otherwise redeemed earlier for cash by us. Holders of Preferred Shares sold by Treasury in the auction, if any, that are record holders on the record date for the August 15, 2012 dividend payment date will be entitled to any declared dividends payable on such date. We currently must receive regulatory approval in order to make dividend payments. As of the date of this prospectus, the Company has paid all of its quarterly dividend obligations.

Maturity	The Preferred Shares have no maturity date.

Rank	The Preferred Shares rank (i) senior to common stock or any other capital stock that ranks, by its terms, junior as to dividend rights and/or rights upon liquidation to the Preferred Shares (collectively, the “Junior Stock”), (ii) equally with any shares of our capital stock whose terms do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or rights upon liquidation (collectively, the “Parity Stock”) and (iii) junior to all of our existing and future indebtedness and any future senior securities, in each case as to dividend rights and/or rights upon liquidation.

Priority of Dividends	So long as any of the Preferred Shares remain outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

Redemption	We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the Federal Reserve, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to but excluding the date of redemption. Except with respect to our intent to submit one or more bids in the auction, we have no current intention to redeem the Preferred Shares in the near future, but may seek to redeem some or all of the Preferred Shares at a future date if we deem such redemption to be in our interest. The Federal Reserve evaluates redemption requests on a case-by-case basis and considers a variety of factors, including a company’s current and prospective capital position and its ability to serve as a continued source of strength to its banking subsidiaries during stressed market conditions. We cannot predict whether the Federal Reserve would approve any future redemption request we were to make.

Voting Rights	Holders of the Preferred Shares generally have no voting rights. However, if we do not pay dividends on the Preferred Shares for six or more quarterly periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Preferred Shares will have the right, with the holders of shares of any other classes or series of voting parity stock outstanding at the time, voting together as a class, to elect two directors to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends (including dividends accumulated on any unpaid dividends) for all past dividend periods on all outstanding Preferred Shares have been paid in full; provided, that no person may be elected as a preferred director who would cause the Company to violate any corporate governance requirements of any securities exchange or other trading facility on which its securities may then be listed or traded. There is no limit on the number of nominations and a plurality of votes would determine the election of the two new directors. Upon any termination of the right of the holders of the Preferred Shares and voting parity stock as a class to vote for directors as described above, such directors will cease to be qualified as directors, the terms of office of such directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of directors which had been elected by the holders of the Preferred Shares and the voting parity stock.

In addition, the affirmative vote of the holders of at least 66 2/3% of the outstanding Preferred Shares is required for us to authorize, create or increase the authorized number of shares of our capital stock ranking, as to dividends or amounts payable upon liquidation, senior to the Preferred Shares, to amend, alter or repeal any provision of our articles of incorporation in a manner that adversely affects the rights of the holders of the Preferred Shares or to consummate a binding share exchange or reclassification of the Preferred Shares or a merger or consolidation of us with another entity unless (x) the Preferred Shares remain outstanding or are converted into or exchanged for preference shares of the surviving entity or its ultimate parent and (y) the Preferred Shares remain outstanding or such preference shares have such terms that are not materially less favorable, taken as a whole, than the rights of the Preferred Shares immediately prior to such transaction, taken as a whole.

Auction Process	The public offering price and the allocation of the Preferred Shares in this offering will be determined through an auction process conducted by , the joint book-running managers in this offering, in their capacity as the auction agents. The auction process will entail a modified “Dutch auction” mechanic in which bids may be submitted through the auction agent or one of the other brokers that is a member of the broker network, which are collectively referred to in this prospectus as the “network brokers,” established in connection with the auction process. Each broker will make suitability determinations with respect to its own customers wishing to participate in the auction process. The auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process. We encourage you to discuss any questions regarding the bidding process and suitability determinations applicable to your bids with your broker. For more information about the auction process, see “Auction Process” in this prospectus.

Subject to the approval of the Federal Reserve, we intend to submit one or more bids in the auction. Our bids may be made at a price or prices per share that is less than the liquidation preference per share, and our bids may be for some or all of the Preferred Shares. There can be no assurance that the Federal Reserve will allow us to bid in the auction. For more information about the auction process, see “Auction Process” in this prospectus.

Minimum Bid Size and Price Increments	This offering is being conducted using an auction process in which prospective purchasers are required to bid for the Preferred Shares. During the auction period, bids may be placed for Preferred Shares at any price (such bid price to be in increments of $0.01), with a minimum bid size of one Preferred Share. See “Auction Process” in this prospectus.

Bid Submission Deadline	The auction will commence at 8:30 a.m., New York City time, on the date specified by the auction agent in a press release issued prior to the opening of the equity markets on such day, and will close at 6:30 p.m., New York City time, on the second business day immediately thereafter which is referred to as the “submission deadline.”

Irrevocability of Bids	Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit bids that are accepted by Treasury will be obligated to purchase the Preferred Shares allocated to them. The auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws; however, the auction agents, in their sole discretion, may require that bidders confirm their bids before the auction process closes. See “Auction Process” in this prospectus.

Clearing Price	The price at which the Preferred Shares will be sold to the public will be the clearing price set by the auction process, plus accrued dividends thereon. The clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept. The clearing price will be equal to the highest price in the auction for which the quantity of all bids at or above such price equals the number of Preferred Shares that Treasury has elected to sell.

Unless Treasury decides not to sell any Preferred Shares or as otherwise described below, the Preferred Shares will be sold to bidders at the clearing price, plus accrued dividends. Even if bids are received for all or more of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares in the auction process, or may sell less than all of the offered Preferred Shares. If Treasury decides to sell Preferred Shares in the auction, after Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agent and each network broker that has submitted a successful bid will notify successful bidders that the auction has closed and that their bids have been accepted by Treasury (subject, in some cases, to pro-ration, as described below). The clearing price and number of Preferred Shares to be sold are also expected to be announced by press release on the business day following the end of the auction. See “Auction Process” in this prospectus.

Number of Preferred Shares to be Sold	Even if bids are received for all or more of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares or may decide only to sell a portion of the Preferred Shares in the auction process, regardless of the clearing price. If Treasury elects to sell any Preferred Shares in the auction, Treasury must sell those shares (which may only represent a portion of the offered Preferred Shares) at the clearing price. In no event will Treasury sell more Preferred Shares than the number of Preferred Shares for which there are bids. See “Auction Process” in this prospectus.

Allocation; Pro-Ration	If Treasury elects to sell Preferred Shares in the offering, then any accepted bids submitted in the auction above the clearing price will receive allocations in full, while any accepted bids submitted at the clearing price may experience pro-rata allocation. See “Auction Process” in this prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. See “Use of Proceeds.”

Listing	The Preferred Shares will not be listed for trading on any stock exchange nor will they be available for quotation on any national quotation system.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before making a decision to invest in the Preferred Shares.

Auction Agents	[ ]

Network Brokers	See page of this prospectus for a list of brokers participating as network brokers in the auction process.

SELECTED CONSOLIDATED FINANCIAL DATA

Our selected consolidated financial data presented below as of December 31, 2011 and for each of the years in the five-year period ended December 31, 2011, are derived from our consolidated audited financial statements and related notes. The financial information as of and for the three-month periods ended March 31, 2012 and 2011 is derived from our unaudited consolidated financial statements. In the opinion of management, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of our financial position and results of operations for such periods. Interim results for the three-months ended March 31, 2012 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2012. The financial data below should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the period ended March 31, 2012, which are incorporated by reference in this prospectus.

	At or for the Three Months Ended March 31,		At or for the Fiscal Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands, except ratios and per share amounts)
	(Unaudited)
Income Statement Data:
Interest income	$5,821	$6,295	$24,327	$26,430	$25,401	$24,044	$20,356
Interest expense	1,887	2,183	8,379	10,217	12,810	12,996	10,563

Net interest income	3,934	4,112	15,948	16,213	12,591	11,048	9,793
Provision for loan losses	565	700	9,441	8,221	2,285	2,924	676

Net interest income after provision for loan losses	3,369	3,412	6,507	7,992	10,306	8,124	9,117
Noninterest income	340	221	2,080	1,050	747	744	809
Noninterest expense	3,397	3,003	13,549	12,550	10,628	8,560	7,259

Income (loss) before income taxes	312	630	(4,962)	(3,508)	425	308	2,667
Income tax expense (benefit)	8	178	(1,886)	(1,336)	117	138	925

Net income (loss)	$304	$452	($3,076)	($2,172)	$308	$170	$1,742

Effective dividend on preferred stock	$170	$170	$679	$678	$503	$0	$0

Net income (loss) allocable to common shareholders	$134	$282	($3,755)	($2,850)	($195)	$170	$1,742

Per Share Data:
Basic earnings per share	$0.05	$0.10	($1.26)	($0.96)	($0.07)	$0.06	$0.72
Diluted earnings per share	$0.05	$0.10	($1.26)	($0.96)	($0.07)	$0.06	$0.71
Book value per share	$10.33	$11.36	$10.11	$11.16	$12.14	$11.92	$11.73
Balance Sheet Data:
Assets	$530,053	$529,003	$541,690	$536,025	$530,396	$431,553	$351,867
Cash and cash equivalents	21,434	33,654	50,359	32,367	31,667	15,354	16,780
Securities available for sale	94,573	82,244	84,035	86,787	77,118	30,523	32,825
Securities held to maturity	2,884	2,887	2,884	2,389	1,453	1,454	—
Loans, net	367,518	382,324	360,969	386,209	397,120	36,744	296,723
Allowance for loan losses	8,002	10,570	9,271	10,626	6,600	5,060	2,489
Foreclosed assets	6,369	2,739	7,646	2,615	3,388	2,158	—
Bank owned life insurance	8,999	452	8,917	448	—	—	—
Deposits	428,033	418,751	440,199	426,871	422,134	334,300	255,108
FHLB advances	55,000	55,000	50,000	55,000	50,000	50,000	40,000
Subordinated debentures	7,155	7,155	7,155	7,155	7,155	7,155	7,155
Shareholders’ equity	41,376	44,295	40,683	43,675	46,458	35,420	34,859
Selected Performance Ratios
Return on average assets	0.23%	0.35%	-0.58%	-0.41%	0.06%	0.04%	0.61%
Return on average equity	2.98%	4.19%	-7.11%	-4.74%	0.71%	0.49%	6.80%
Average yield on interest earning assets	4.77%	5.05%	4.91%	5.18%	5.38%	6.29%	7.35%
Average rate paid on interest-bearing liabilities	1.71%	1.99%	1.89%	2.28%	3.15%	3.99%	4.67%
Net interest margin, fully taxable equivalent	3.27%	3.33%	3.26%	3.20%	2.69%	2.89%	3.54%
Interest-earning assets to interest-bearing liabilities	113.23%	115.33%	114.75%	114.90%	116.72%	117.56%	122.33%
Efficiency ratio	79.48%	69.31%	75.16%	72.70%	79.68%	72.60%	68.47%
Capital Ratios
Equity to total assets at end of period	7.81%	8.37%	7.51%	8.15%	8.76%	8.21%	9.91%
Average equity to average assets	7.70%	8.25%	8.13%	8.55%	8.84%	8.87%	8.98%
Tangible common capital ratio	5.79%	6.38%	5.54%	6.18%	6.80%	5.67%	9.91%
Tier 1 risk-based capital ratio	11.44%	12.37%	11.60%	12.08%	12.36%	10.62%	12.98%
Total risk-based capital ratio	13.00%	14.04%	13.17%	13.74%	14.09%	12.41%	14.44%
Leverage ratio	8.53%	9.21%	8.37%	9.04%	10.01%	9.62%	12.50%
Asset Quality Ratios:
Non-performing loans to period-end loans	4.37%	5.56%	4.78%	6.82%	2.57%	1.18%	0.02%
Non-performing assets to total assets	4.30%	4.40%	4.68%	5.54%	1.96%	1.52%	0.01%
Net loan charge-offs to average loans	0.48%	0.30%	2.92%	0.92%	0.19%	0.10%	0.01%
Allowance for loan losses to loans outstanding at end of period	2.13%	2.69%	2.51%	2.78%	1.64%	1.36%	0.84%

RISK FACTORS

An investment in our Preferred Shares is subject to risks inherent in our business, risks relating to the structure of the Preferred Shares and risks relating to the auction process being conducted as part of this offering. The material risks and uncertainties that management believes affect your investment in the Preferred Shares are described below and our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference herein. Before making an investment decision, you should carefully consider the risks and uncertainties described below and information included or incorporated by reference in this prospectus. If any of these risks or uncertainties are realized, our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects, as well as our ability to pay dividends on the Preferred Shares, could be materially and adversely affected, the market price of the Preferred Shares could decline significantly and you could lose some or all of your investment. We refer to any effect contemplated in the immediately preceding sentence, collectively, as a “material adverse effect” on us or similar language.

Risks Related to Our Business

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

The banking business is highly competitive. We compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms soliciting business from residents of and businesses located in the Richmond metropolitan area. Many of these competing institutions have advantages over us. These advantages include greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services, greater marketing resources, more favorable pricing alternatives, and lower origination and operating costs. We are also subject to lower lending limits than our larger competitors.

In attracting deposits, we compete with insured depository institutions such as banks, savings institutions, and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Traditional banking institutions, as well as entities intending to transact business solely online, are increasingly using the Internet to attract deposits without geographic or physical limitations. In addition, many non-bank competitors are not subject to the same extensive regulations that govern us. These competitors can offer higher interest rates than we offer. Increased deposit competition could increase our cost of funds and could adversely affect our ability to generate the funds necessary for our lending operations, which would negatively affect our results of operations.

If we need additional capital in the future, we may not be able to obtain it on favorable terms. This could have a negative impact on our performance.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We anticipate our capital resources following the rights offering and the public offering of units described above will satisfy our capital requirements for the foreseeable future. We may at some point, however, need to raise additional capital. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations could be materially impaired.

A loss of certain of our senior officers could impair our relationships with our clients and adversely affect our success.

Our success is, and is expected to remain, highly dependent on our senior management team. This is particularly true because, as a community bank, we depend on our management team’s ties to the community and customer relationships to generate business for us. Our growth will continue to place significant demands on our management, and the loss of any such person’s services may have an adverse effect upon our growth and profitability. If we fail to retain, or continue to recruit, qualified employees, our growth and profitability could be adversely affected.

As a community bank, our business is subject to greater lending risks than larger banks.

As a community bank, we have different lending risks than larger banks. We provide services to our local community. Our ability to diversify our economic risks is limited by our own local markets and economies. We lend primarily to small to medium-sized businesses, professionals, and individuals which may expose us to greater lending risks than those of banks lending to larger, better-capitalized businesses with longer operating histories.

We manage our credit exposure through careful monitoring of loan applicants and loan concentrations in particular industries, and through loan approval and review procedures. We have established an evaluation process designed to determine the adequacy of our allowance for loan losses. Although this evaluation process uses historical and other objective information, the classification of loans and the establishment of loan losses is an estimate based on experience, judgment, and expectations regarding our borrowers, the economies in which we and our borrowers operate, as well as the judgment of our regulators. We cannot assure you that our loan loss reserves will be sufficient to absorb future loan losses or prevent a material adverse effect on our business, financial condition, or results of operations.

We may incur losses if we are unable to successfully manage interest rate risk.

Our profitability depends largely on our net interest income and is vulnerable to interest rate fluctuations. Net interest income is the difference (or spread) between the interest earned on assets, such as loans and investment securities, and the interest paid for liabilities, such as savings and time deposits and certificates of deposit. Market interest rates for loans, investments and deposits are highly sensitive to many factors beyond our control. In the past few years, interest rate spreads have generally narrowed due to changing market conditions, policies of various government and regulatory authorities and competitive pricing pressures, and we cannot predict whether these rate spreads will narrow further. Any further narrowing of interest rate spreads could adversely affect our financial condition and results of operations. In addition, we cannot predict whether interest rates will continue to remain at present levels. Changes in interest rates may cause significant changes, up or down, in our net interest income, which could adversely affect our results of operations.

Our profitability and the value of your investment may suffer because of rapid and unpredictable changes in the highly regulated environment in which we operate.

Our operations are subject to extensive supervision by several governmental regulatory agencies at the federal and state levels in the financial services area. Recently enacted, proposed and future legislation and regulations have had, and will continue to have, a significant impact on the financial services industry. These regulations, which are intended to protect depositors and not our shareholders, and the interpretation and application of them by federal and state regulators, are beyond our control, may change rapidly and unpredictably and can be expected to influence our earnings and growth. Our success depends on our continued ability to maintain compliance with these regulations. Some of these regulations may increase our costs and thus place other financial institutions that are not subject to similar regulation in stronger, more favorable competitive positions.

Changes in monetary policies may have a negative impact on our operations.

Changes in monetary policies may have an adverse effect on our business, financial condition and results of operations. Our financial condition and results of operations are affected by credit policies of monetary authorities, particularly the Federal Reserve. Actions by monetary and fiscal authorities, including the Federal Reserve, could have an adverse effect on our deposit levels, loan demand or business and earnings.

Difficult market conditions have adversely affected our industry.

Dramatic declines in the housing market over the past few years, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of real estate related loans and resulted in significant write-downs of asset values by financial institutions. These write-downs, initially of asset-backed securities, but spreading to other securities and loans, have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected our business, financial condition and results of operations. Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provision for credit losses.

Our concentration in loans secured by real estate may increase our credit losses, which would negatively affect our financial results.

We offer a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Many of our loans are secured by real estate (both residential and commercial) in our market area. Consequently, a decline in local economic conditions may have a greater effect on our financial condition and operating results than on the financial condition and operating results of larger financial institutions whose real estate loan portfolios are geographically diverse.

In addition to the financial strength and cash flow characteristics of the borrower in each case, we often secure loans with real estate collateral. At March 31, 2012, approximately 89.1% of our gross loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our financial condition and operating results could be adversely affected.

Risk of loan defaults and foreclosures are unavoidable in the banking industry, and we try to limit our exposure to this risk by monitoring the extensions of credit carefully. While the subprime loan problems of the financial industry did not have a direct impact on us in 2007 and early 2008, the significant economic downturn in the last half of 2008 and continuing through 2011 has increased the risk in our earning asset portfolios. The economy for the near-term is expected to be unsettled with the potential for more downturns. Since we cannot fully eliminate credit risk and impact of the current economy, credit losses may occur in the future.

We have a concentration of credit exposure in acquisition and development (“ADC”) real estate loans.

At March 31, 2012, we had approximately $58.5 million in loans for the acquisition and development of real estate and for construction and improvements to real estate, representing approximately 15.6% of our total loans outstanding as of that date. These loans are to developers, builders and individuals. Project types financed include acquisition and development of residential subdivisions and commercial developments, builder lines for 1-4 family home construction and loans to individuals for primary and secondary residence construction. These types of loans generally are viewed as having more risk of default than residential real estate loans. Completion of development projects and sale of developed properties may be affected significantly by general economic conditions, and further downturn in the local economy or in occupancy rates in the local economy where the property is located could increase the likelihood of default. Because our loan portfolio contains acquisition and development loans, the deterioration of a few of these loans could cause a significant increase in our percentage of non-performing loans. An increase in non-performing loans could result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on our financial condition and results of operations.

The banking regulators are giving ADC lending greater scrutiny, and may require banks with higher levels of ADC loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of ADC lending growth and exposures. At March 31, 2011, our allowance for loan losses was $8.0 million.

Our small to medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

We target our commercial development and marketing strategy primarily to serve the banking and financial services needs of small and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which we operate, our results of operations and financial condition may be adversely affected.

If our nonperforming assets increase, our earnings will be adversely affected.

Our nonperforming assets adversely affect our net income in various ways: we do not accrue interest on nonperforming loans; we must provide for probable loan losses through a current period charge to our provision for loan losses; non-interest expense increases when we write down the value of properties in our other owned real estate portfolio to reflect changing market values; there are legal fees associated with the resolution of problem assets, as well as carrying costs; and the resolution of nonperforming assets require the active involvement of management. If our nonperforming assets increase, our losses could increase which could have a material adverse affect on our financial condition and results of operations.

We may need to increase our allowance for loan losses or charge-offs.

When we loan money we incur the risk that our borrowers will not repay their loans. This risk is affected by a number of factors, including: (i) the cash flow of the borrower; (ii) changes in the value of any collateral securing the loan; (iii) changes in national and local economic conditions; and (iv) the duration of the loan. We reserve for loan losses by establishing an allowance through a charge to earnings. We also charge off assets, based on various factors including workout strategies, changes in the borrower’s ability to repay and reviews by our regulators.

The process for determining the amount of the allowance or charge-offs is critical to our financial condition and results of operations. It requires subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. It also requires that we make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. The allowance for loan losses may not be sufficient to cover probable losses in our loan portfolio. We might underestimate the loan losses inherent in our loan portfolio and have loan losses in excess of the amount reserved. In addition, the lingering nature of the decline in the national economy and the economy of the market area in which our loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss allowances in future periods.

Our loan loss allowance and charge-offs are determined by management through a periodic review and consideration of several factors, such as an ongoing review of the quality, size and diversity of the loan portfolio, evaluation of non-performing loans, historical recovery experience, current economic conditions, risk characteristics of loan classifications, and the collateral, including guaranties, securing each loan. In addition, our determinations are subject to review by our regulators as part of their examination process, which may result in the establishment of an additional allowance or charge-off based upon the judgment of the regulators after a review of the information available at the time of their examination. The Company uses a baseline scenario in determining the appropriate credit allowance. However under a stress test of the loan portfolio conducted using a more adverse economic scenario, management estimates that additional credit marks of 4-6% of gross loans could materialize, which could materially and adversely affect our financial condition, earnings and profitability.

As described in the risk factors immediately below, the Standby Purchaser has the right to require us to develop a plan for resolving up to $50 million of our “problem” assets prior to December 31, 2013, which will likely increase our charge offs and may otherwise affect our allowance for loan losses.

The Standby Purchase Agreement permits the Standby Purchaser to require us to ‘work-out’ problem assets at a faster pace than we currently intend.

The Standby Purchase Agreement permits the Standby Purchaser to require us to use all or a portion of the capital raised in the offering to significantly change our strategy with respect to up to $50 million of our assets, consisting primarily of other real estate owned, nonperforming loans, and performing loans graded substandard or lower. Specifically, the Standby Purchase Agreement provides for an asset resolution plan (the “Asset Resolution Plan”), which would require that the aforementioned assets be disposed of, worked out or otherwise resolved (in any case, “Worked-Out”) by December 31, 2013. Our current strategy is to Work-Out these assets over a period of time in the normal course of business, which in many cases extends significantly beyond December 31, 2013, and our expected losses are based on current market values based on holding periods that are longer than the holding periods required by the Asset Resolution Plan. In order to Work-Out these assets by December 31, 2013, we believe that it may be necessary to dispose of them at prices lower than their current estimated market values, which values are based on our current ‘work-out’ strategy. Accordingly, the actual losses we will incur due to the accelerated disposition of these assets is likely to be greater than the losses that would be expected if the assets were resolved in the normal course of business and based upon their current market values as we believe that the holding period would be longer to effect these dispositions in such a manner and would extend significantly beyond December 31, 2013. However, we are not required to accelerate the resolution of these assets to a degree that would result in after-tax credit-related charges that exceed the lesser of $15 million and the amount raised.

Changes in our work-out strategy with respect to these assets will likely result in significant credit related expenses through the end of 2013. It is important to note that the additional credit-related expenses discussed herein will result from the implementation of the Asset Resolution Plan and are not reflective of current estimated market values for these assets. We currently account for these assets in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and applicable regulatory guidance. As such, we have appropriately adjusted other real estate owned properties to their estimated fair values less selling costs. For nonperforming loans we have completed individual impairment evaluations and identified losses have been charged-off or specifically reserved for. Additionally, as part of our determination of the level of the allowance for loan losses, we have determined that the recorded allowance is adequate to absorb losses inherent in the aforementioned performing loans graded substandard or lower as of the date of this filing. Therefore, absent implementation of the Asset Resolution Plan, the aforementioned credit-related charges would likely be significantly lower.

A continuation of turmoil in the financial markets could have an adverse effect on our financial position or results of operations.

Since 2008, United States and global financial markets have experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic, industry and regulatory environment, have had a marked negative impact on the industry. Dramatic declines in the U.S. housing market, with falling home and real estate prices, increasing foreclosures and high unemployment, have negatively affected the credit performance of mortgage loans and resulted in significant write-downs of asset values by many financial institutions. The U.S. and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have also been working to design and implement programs to improve general economic conditions. Notwithstanding the actions of the U.S. and other governments, these efforts may not succeed in improving industry, economic or market conditions and may result in adverse unintended consequences. Factors that could continue to pressure financial services companies, including FCB, are numerous and include: (i) worsening credit quality, leading among other things to increases in loan losses and reserves; (ii) continued or worsening disruption and volatility in financial markets, leading to, among other things, continuing reductions in asset values; (iii) capital and liquidity concerns regarding financial institutions generally; (iv) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system; or (v) recessionary conditions that are deeper or last longer than currently anticipated.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial industry. As a result defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the financial instrument exposure due us. To prepare us for these possibilities, we monitor the financial soundness of companies we deal with. However, there is no assurance that any such losses would not materially and adversely affect our results of operations.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by our regulators. Such regulation and supervision govern the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and for our depositors and borrowers. The regulation and supervision by our regulators are not intended to protect the interests of investors in our common stock. Regulators have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our business, financial condition, results of operations and cash flows.

Regulatory reform may have a material impact on our operations.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) which could impact our performance in future periods. The Dodd-Frank Act included numerous provisions intended to strengthen the financial industry, enhance consumer protection, expand disclosures and provide for transparency. Some of these provisions included changes to FDIC insurance coverage, which included a permanent increase in the coverage to $250,000 per depositor. Additional provisions created a Bureau of Consumer Financial Protection, which is authorized to write rules on all consumer financial products. Still other provisions created a Financial Stability Oversight Council, which is not only empowered to determine the entities that are systemically significant and therefore require more stringent regulations, but is also charged with reviewing, and when appropriate, submitting, comments to the SEC and Financial Accounting Standards Board with respect to existing or proposed accounting principles, standards or procedures. The aforementioned are only a few of the numerous provisions included in the Dodd-Frank Act. The overall impact of the entire Dodd-Frank Act will not be known until the full implementation is completed, but the possibility of significant additional compliance costs exists, and the Dodd-Frank Act consequently may have a material adverse impact on our operations.

Our continued participation in the CPP may act to depress the market value of our common stock and hinder our ability to retain and attract well-qualified executives.

Pursuant to the terms of the Securities Purchase Agreement between us and the Treasury, the ability to declare or pay dividends on our common stock is limited. In addition, we are not permitted to declare or pay dividends on our common stock if we are in arrears on the payment of dividends on the Preferred Shares. In addition, our ability to repurchase outstanding common stock is restricted. The restriction on our ability to pay dividends may depress the market price of our common stock.

As a participant under the CPP, we must comply with the executive compensation and corporate governance standards imposed by statute and the CPP compensation standards for as long as Treasury holds any securities acquired from us under this program. The restrictions on our ability to compensate senior executives in relation to executive compensation at companies that are not recipients of CPP funds may limit our ability to retain and recruit senior executives.

Effective May 15, 2014, the dividend payable on the Preferred Shares will increase to 9.0% per year.

We own stock in the Federal Home Loan Bank of Atlanta (the “FHLB”), which, as a result of its financial difficulties, has substantially reduced its dividend and will negatively affect our net interest income.

As a member bank, the Company is required to purchase capital stock in the FHLB in an amount commensurate with the amount of the Company’s advances in addition to a minimum level for membership. This stock is carried at cost and totaled $3.2 million at March 31, 2012. In response to unprecedented market conditions and potential future losses, the FHLB has implemented an initiative to preserve capital by significantly reducing the amount of cash dividend payments, which has adversely affected our income. If the FHLB is unable to meet minimum regulatory capital requirements or is required to aid the remaining FHLB, our holding of FHLB stock may be determined to be other-than-temporarily impaired and may require a charge to earnings. The continuation of no or reduced dividend income from the FHLB will negatively impact our net interest income.

Our past results may not be indicative of our future results and we have incurred losses in recent periods.

In the future, we may be subject to various factors that may influence our performance such as the interest rate environment, which can have drastic swings that impact our revenue stream and cost of funds, the state of the real estate market and the valuations associated with property that is collateral on loans, or the ability to find suitable expansion opportunities. Other factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede or prohibit our ability to expand our market presence.

For the reasons described elsewhere in this prospectus, we have incurred losses in recent periods. There can be no assurance that such losses will not continue.

We depend on the accuracy and completeness of information about clients and counterparties.

In deciding whether to extend credit or enter into other transactions with clients and counterparties, we may rely on information furnished to us by or on behalf of clients and counterparties, including financial statements and other financial information. We also rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to clients, we accept the opinion of such independent auditors that a customer’s audited financial statements conform with GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Our financial condition and results of operations could be negatively impacted to the extent we rely on financial statements that do not comply with GAAP or are materially misleading.

Increases in FDIC insurance premiums may cause our earnings to decrease.

Beginning in late 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the deposit insurance fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. These increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. Any further increased and/or special FDIC assessment will further negatively impact our earnings.

Even though FCB is “well-capitalized” as of March 31, 2012, our FDIC insurance assessments for First Capital Bank nonetheless may increase in the future due to a variety of factors. Any increases in FDIC insurance assessments would decrease our earnings.

Virginia law and our organizational documents may impede or discourage a takeover, which could adversely affect the value of our common stock.

Provisions of Virginia law and our articles of incorporation and bylaws may have the effect of discouraging a change of control of our company or deterring tender offers for our common stock. The anti-takeover provisions of Virginia law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing shareholders. We are currently subject to Virginia anti-takeover provisions. Additionally, provisions of our articles of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for shareholders to effect some corporate actions. For example, our articles of incorporation authorize our board of directors to determine the rights, preferences and privileges and restrictions of unissued shares of preferred stock without any vote or action by our shareholders. Thus our Board is able to authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. Our bylaws require advance notice for shareholders to nominate director candidates for election or to bring business before an annual meeting of shareholders. Moreover, shareholders are not permitted to call a special meeting or to require the board of directors to call a special meeting or to take action by written consent. These rights and provisions may have the effect of delaying or deterring a change of control of our company and may limit the price that investors might be willing to pay in the future for the Preferred Shares.

Risks Related to an Investment in the Preferred Shares

The Preferred Shares are equity and are subordinated to all of our existing and future indebtedness; we are highly dependent on dividends and other amounts from our subsidiary in order to pay dividends on, and redeem at our option subject to prior regulatory approval, the Preferred Shares, which are subject to various prohibitions and other restrictions; and the Preferred Shares place no limitations on the amount of indebtedness we and our subsidiary may incur in the future.

The Preferred Shares are equity interests in the Company and do not constitute indebtedness. As such, the Preferred Shares, like our common stock, rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of perpetual preferred stock like the Preferred Shares, there is no stated maturity date (although the Preferred Shares are subject to redemption at our option) and dividends are payable only if, when and as authorized and declared by our board of directors and depend on, among other matters, our historical and projected results of operations, liquidity, cash flows, capital levels, financial condition, debt service requirements and other cash needs, financing covenants, applicable state law, federal and state regulatory prohibitions and other restrictions and any other factors our board of directors deems relevant at the time.

The Preferred Shares are not savings accounts, deposits or other obligations of any depository institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Furthermore, the Company is a legal entity that is separate and distinct from its subsidiary, and its subsidiaries have no obligation, contingent or otherwise, to make any payments in respect of the Preferred Shares or to make funds available therefore. Because the Company is a holding company that maintains only limited cash at that level, its ability to pay dividends on, and redeem at its option subject to prior regulatory approval, the Preferred Shares will be highly dependent upon the receipt of dividends, fees and other amounts from its subsidiaries, which, in turn, will be highly dependent upon the historical and projected results of operations, liquidity, cash flows and financial condition of its subsidiary. In addition, the right of the Company to participate in any distribution of assets of its subsidiary upon its liquidation or reorganization will be subject to the prior claims of the creditors (including any depositors) and preferred equity holders of the subsidiary, except to the extent that the Company is a creditor, and is recognized as a creditor, of such subsidiary. Accordingly, the holders of the Preferred Shares will be structurally subordinated to all existing and future obligations and preferred equity of the Company’s subsidiaries.

There are also various legal and regulatory prohibitions and other restrictions on the ability of the Company’s depository institution subsidiary to pay dividends, extend credit or otherwise transfer funds to the Company or affiliates. Such dividend payments are subject to regulatory tests, generally based on current and retained earnings of such subsidiaries and other factors, and, may require regulatory approval in the future. The Company’s depository institution subsidiary currently has the ability to pay dividends to the Company up to 100% of its net income in any calendar year without obtaining regulatory approval. Dividend payments to the Company from its depository institution subsidiary may also be prohibited if such payments would impair the capital of the applicable subsidiary and in certain other cases. In addition, regulatory rules limit the aggregate amount of a depository institution’s loans to, and investments in, any single affiliate in varying thresholds and may prevent the Company from borrowing from its depository institution subsidiary and require any permitted borrowings to be collateralized.

The Company also is subject to various legal and regulatory policies and requirements impacting the Company’s ability to pay dividends on, or redeem, the Preferred Shares. Under the Federal Reserve’s capital regulations, in order to ensure Tier 1 capital treatment for the Preferred Shares, the Company’s redemption of any of the Preferred Shares must be subject to prior regulatory approval. The Federal Reserve evaluates redemption requests on a case-by-case basis and considers a variety of factors, including a company’s current and prospective capital position and its ability to serve as a continued source of strength to its banking subsidiaries during stressed market conditions. We cannot predict whether the Federal Reserve would approve any future redemption request we were to make. The Federal Reserve also may require the Company to consult with it prior to increasing dividends. In addition, as a matter of policy, the Federal Reserve may restrict or prohibit the payment of dividends if (i) the Company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the Company’s prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; (iii) the Company will not meet, or is in danger of not meeting, its minimum regulatory capital ratios; or (iv) the Federal Reserve otherwise determines that the payment of dividends would constitute an unsafe or unsound practice. Recent and future regulatory developments may result in additional restrictions on the Company’s ability to pay dividends.

In addition, the terms of the Preferred Shares do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Preferred Shares or to which the Preferred Shares will be structurally subordinated.

We are currently required to obtain regulatory approval to make dividend payments on the Preferred Shares.

Because of the Company’s net losses due to elevated levels of loan losses and loan loss provisions over the last three years, we currently must obtain regulatory approval before we can pay the dividend on the Preferred Shares. As of the date of this prospectus, the Company has paid all of its quarterly dividend obligations. Under existing regulations, as a general matter a bank holding company may only pay dividends out of current earnings. Dividends on the Preferred Shares may not be deferred unless all dividends have been deferred or waived on more junior securities.

An active trading market for the Preferred Shares may not develop or be maintained.

The Preferred Shares are not currently listed on any securities exchange or available for quotation on any national quotation system and we do not plan to list, or make available for quotation, the Preferred Shares in the future. There should be no expectation that an active trading market for the Preferred Shares will develop or, if developed, will be maintained. If an active market is not developed and maintained, the market value and liquidity of the Preferred Shares may be materially and adversely affected.

The Preferred Shares may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least 66 2/3% of the Preferred Shares then outstanding, voting as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Preferred Shares. The terms of any such future preferred stock expressly senior to the Preferred Shares may prohibit or otherwise restrict dividend payments on the Preferred Shares. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Preferred Shares have been paid for the relevant periods, no dividends will be paid on the Preferred Shares, and no Preferred Shares may be repurchased, redeemed, or otherwise acquired by us. In addition, in the event of our liquidation, dissolution or winding-up, the terms of any such senior preferred stock would likely prohibit us from making any payments on the Preferred Shares until all amounts due to holders of such senior preferred stock are paid in full.

Holders of the Preferred Shares have limited voting rights.

Unless and until we are in arrears on our dividend payments on the Preferred Shares for six quarterly periods, whether or not consecutive, the holders of the Preferred Shares will have no voting rights except with respect to certain fundamental changes in the terms of the Preferred Shares and certain other matters and except as may be required by applicable law. If dividends on the Preferred Shares are not paid in full for six quarterly periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Preferred Shares will have the right, with the holders of shares of any other classes or series of voting parity stock outstanding at the time, voting together as a class, to elect two directors to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends (including dividends accumulated on any unpaid dividends) for all past dividend periods on all outstanding Preferred Shares have been paid in full; provided, that no person may be elected as a preferred director who would cause the Company to violate any corporate governance requirements of any securities exchange or other trading facility on which its securities may then be listed or traded. There is no limit on the number of nominations and a plurality of eligible voters would determine the election of the two new directors. Upon any termination of the right of the holders of the Preferred Shares and voting parity stock as a class to vote for directors as described above, such directors will cease to be qualified as directors, the terms of office of such directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of directors which had been elected by the holders of the Preferred Shares and the voting parity stock. This right and the terms of such directors would end when we will have paid in full all accrued and unpaid dividends for all past dividend periods. See “Description of Preferred Shares-Voting Rights” in this prospectus.

We are subject to extensive regulation, and ownership of the Preferred Shares may have regulatory implications for holders thereof.

We are subject to extensive federal and state banking laws, including the Bank Holding Company Act of 1956, as amended (the “BHCA”), and federal and state banking regulations, that impact the rights and obligations of owners of the Preferred Shares, including, for example, our ability to declare and pay dividends on, and to redeem, the Preferred Shares. Although the Company does not believe the Preferred Shares are considered “voting securities” currently, if they were to become voting securities for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% or more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

Our compensation expense may increase substantially after Treasury’s sale of the Preferred Shares.

As a result of our participation in the CPP, among other things, we are subject to Treasury’s current standards for executive compensation and corporate governance for the period during which Treasury holds our Preferred Shares. These standards were most recently set forth in the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, published June 15, 2009. If the auction is successful and Treasury elects to sell all of the Preferred Shares, these executive compensation and corporate governance standards will no longer be applicable and our compensation expense for our executive officers and other senior employees may increase substantially.

If we redeem the Preferred Shares, you may be unable to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return.

We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time, subject to prior regulatory approval. If we choose to redeem the Preferred Shares in part, we have been informed by DTC that its current practice to determine by lot the amount of the interest of each direct participant (through which beneficial owners hold their interest) to be redeemed. We would likely elect to redeem the Preferred Shares if we could obtain regulatory approval and could replace the Preferred Shares with a lower cost of capital. If prevailing interest rates are relatively low if or when we choose to redeem the Preferred Shares and receive regulatory approval to do so, you generally will not be able to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return.

If we do not redeem the Preferred Shares prior to May 15, 2014, the cost of this capital to us will increase substantially and could have a material adverse effect on our liquidity and cash flows.

We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time subject to prior regulatory approval. If we do not redeem the Preferred Shares prior to May 15, 2014, the cost of this capital to us will increase substantially on and after such date, with the dividend rate increasing from 5.0% per annum to 9.0% per annum, which could have a material adverse effect on our liquidity and cash flows. See “Description of Preferred Shares—Redemption and Repurchases” in this prospectus. Any redemption by us of the Preferred Shares would require prior regulatory approval from the Federal Reserve.

Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus, the registration statement of which this prospectus or the documents incorporated by reference in this prospectus are a part or resulting from any other act or omission in connection with the offering of the Preferred Shares by Treasury would likely be barred.

Risks Related to the Auction Process

The price of the Preferred Shares could decline rapidly and significantly following this offering.

The public offering price of the Preferred Shares, which will be the clearing price, plus accrued dividends thereon, will be determined through an auction process conducted by Treasury and the auction agent. Prior to this offering there has been no public market for the Preferred Shares, and the public offering price may bear no relation to market demand for the Preferred Shares once trading begins. We have been informed by both Treasury and , as the auction agent, that they believe that the bidding process will reveal a clearing price for the Preferred Shares offered in the auction process. If there is little or no demand for the Preferred Shares at or above the public offering price once trading begins, the price of the Preferred Shares would likely decline following this offering. Limited or less-than-expected liquidity in the Preferred Shares, including decreased liquidity due to a sale of less than all of the offered Preferred Shares, could also cause the trading price of the Preferred Shares to decline. In addition, the auction process may lead to more volatility in, or a decline in, the trading price of the Preferred Shares after the initial sales of the Preferred Shares in this offering. If your objective is to make a short-term profit by selling the Preferred Shares you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

The auction process for this offering may result in a phenomenon known as the “winner’s curse,” and, as a result, investors may experience significant losses.

The auction process for this offering may result in a phenomenon known as the “winner’s curse.” At the conclusion of the auction process, successful bidders that receive allocations of Preferred Shares in this offering may infer that there is little incremental demand for the Preferred Shares above or equal to the public offering price. As a result, successful bidders may conclude that they paid too much for the Preferred Shares and could seek to immediately sell their Preferred Shares to limit their losses should the price of the Preferred Shares decline in trading after the auction process is completed. In this situation, other investors that did not submit bids that are accepted by Treasury may wait for this selling to be completed, resulting in reduced demand for the Preferred Shares in the public market and a significant decline in the price of the Preferred Shares. Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in the Preferred Shares shortly after this offering.

The auction process for this offering may result in a situation in which less price sensitive investors play a larger role in the determination of the public offering price and constitute a larger portion of the investors in this offering, and, as a result, the public offering price may not be sustainable once trading of the Preferred Shares begins.

In a typical public offering of securities, a majority of the securities sold to the public are purchased by professional investors that have significant experience in determining valuations for companies in connection with such offerings. These professional investors typically have access to, or conduct their own, independent research and analysis regarding investments in such offerings. Other investors typically have less access to this level of research and analysis, and as a result, may be less sensitive to price when participating in the auction. Because of the auction process used in this auction, these less price sensitive investors may have a greater influence in setting the public offering price (because a larger number of higher bids may cause the clearing price in the auction to be higher than it would otherwise have been absent such bids) and may have a higher level of participation in this offering than is normal for other public offerings. This, in turn, could cause the auction process to result in a public offering price that is higher than the price professional investors are willing to pay for the Preferred Shares. As a result, the price of the Preferred Shares may decrease once trading of the Preferred Shares begins. Also, because professional investors may have a substantial degree of influence on the trading price of the Preferred Shares over time, the price of the Preferred Shares may decline and not recover after this offering. Furthermore, if the public offering price of the Preferred Shares is above the level that investors determine is reasonable for the Preferred Shares, some investors may attempt to short sell the Preferred Shares after trading begins, which would create additional downward pressure on the trading price of the Preferred Shares.

The clearing price for the Preferred Shares may bear little or no relationship to the price for the Preferred Shares that would be established using traditional valuation methods, and, as a result, the trading price of the Preferred Shares may decline significantly following the issuance of the Preferred Shares.

The public offering price of the Preferred Shares will be equal to the clearing price, plus accrued dividends thereon. The clearing price of the Preferred Shares may have little or no relationship to, and may be significantly higher than, the price for the Preferred Shares that otherwise would be established using traditional indicators of value, such as our future prospects and those of our industry in general; our revenues, earnings, and other financial and operating information; multiples of revenue, earnings, capital levels, cash flows, and other operating metrics; market prices of securities and other financial and operating information of companies engaged in activities similar to us; and the views of research analysts. The trading price of the Preferred Shares may vary significantly from the public offering price. Potential investors should not submit a bid in the auction for this offering unless they are willing to take the risk that the price of the Preferred Shares could decline significantly.

We are permitted to participate in the auction process and, if we do so, that could have the effect of raising the clearing price and decreasing liquidity in the marker for the Preferred Shares.

We are permitted (but we are not required) to submit bids in the auction process. You will not be notified by either the auction agents, the network brokers or the selling shareholder whether we have bid in the auction process or, should we elect to participate in the auction process, the terms of any bid or bids we may place. Although we will not receive preferential treatment of any kind and would participate on the same basis as all other bidders, in some cases the submission of bids by us could cause the clearing price in the auction process to be higher than it would otherwise have been (although in such a case we would still be required to purchase any Preferred Shares for which we had submitted bids at the clearing price). We may bid for some or all of the Preferred Shares and may bid at a price or prices per share that is less than the liquidation preference per Preferred Share. In addition, to the extent we purchase any Preferred Shares, the liquidity of any market for the Preferred Shares may decrease, particularly if any such purchases represent a significant percentage of the outstanding Preferred Shares.

Successful bidders may receive the full number of Preferred Shares subject to their bids, so potential investors should not make bids for more Preferred Shares than they are prepared to purchase.

Each bidder may submit multiple bids. However, as bids are independent, each bid may result in an allocation of Preferred Shares. Allocation of the Preferred Shares will be determined by, first, allocating Preferred Shares to any bids made above the clearing price, and second, allocating Preferred Shares on a pro-rata basis among bids made at the clearing price. If Treasury elects to sell Preferred Shares in the offering, the bids of successful bidders that are above the clearing price will be allocated all of the Preferred Shares represented by such bids, and only accepted bids submitted at the clearing price will experience pro-rata allocation, if any. Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit bids that are accepted by Treasury will be obligated to purchase the Preferred Shares allocated to them. Accordingly, the sum of a bidder’s bid sizes as of the submission deadline should be no more than the total number of Preferred Shares the bidder is willing to purchase, and investors are cautioned against submitting a bid that does not accurately represent the number of Preferred Shares that they are willing and prepared to purchase.

Submitting a bid does not guarantee an allocation of Preferred Shares, even if a bidder submits a bid at or above the public offering price of the Preferred Shares.

The auction agent, in its sole discretion, may require that bidders confirm their bids before the auction closes (although the auction agent is under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws). If a bidder is requested to confirm a bid and fails to do so within the permitted time period, that bid may be deemed to have been withdrawn and, accordingly, that bidder may not receive an allocation of Preferred Shares even if the bid is at or above the public offering price. The auction agent may, however, choose to accept any such bid even if it has not been reconfirmed. In addition, the auction agent may determine in some cases to impose size limits on the aggregate size of bids that they choose to accept from any bidder (including any network broker), and may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering. Furthermore, if Treasury elects to sell Preferred Shares in the offering, each accepted bid submitted above the clearing price will be allocated all of the Preferred Shares represented by such bid. However, any accepted bids submitted in the auction at the clearing price may experience pro-rata allocation. Treasury could also decide, in its sole discretion, not to sell any Preferred Shares in this offering after the clearing price has been determined. As a result of these factors, you may not receive an allocation for all the Preferred Shares for which you submit a bid.

We cannot assure you that the auction will be successful or that the full number of offered Preferred Shares will be sold.

If sufficient bids are received and accepted by the auction agent to enable Treasury to sell the offered Preferred Shares in this offering, the public offering price will be set at the clearing price, plus accrued dividends thereon, unless Treasury decides, in its sole discretion, not to sell any Preferred Shares in this offering after the clearing price is determined. The clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept. The clearing price will be equal to the highest price in the auction for which the quantity of all bids at or above such price equals the number of Preferred Shares that Treasury has elected to sell. Even if bids are received for all or more of the offered Preferred Shares, Treasury is not obligated to sell any Preferred Shares regardless of the clearing price set through the auction process. The liquidity of the Preferred Shares may be limited if less than all of the offered Preferred Shares are sold by Treasury. Possible future sales of Treasury’s remaining Preferred Shares, if any are held following this offering, could affect the trading price of the Preferred Shares sold in this offering.

Submitting bids through a network broker or any other broker that is not an auction agent may in some circumstances shorten deadlines for potential investors to submit, modify or withdraw their bids.

In order to participate in the auction, bidders must have an account with, and submit bids to purchase Preferred Shares through, either an auction agent or a network broker. Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through an auction agent or a network broker. Potential investors and brokers that wish to submit bids in the auction and do not have an account with an auction agent or a network broker must either establish such an account prior to bidding in the auction or cause a broker that has such an account to submit a bid through that account. Network brokers and other brokers will impose earlier submission deadlines than those imposed by the auction agent in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to an auction agent (or, in the case of non-network brokers submitting bids through a network broker, to such network broker to transmit to the auction agent) before the auction closes. As a result of such earlier submission deadlines, potential investors who submit bids through a network broker, or brokers that submit bids through an auction agent or a network broker, will need to submit or withdraw their bids earlier than other bidders, and it may in some circumstances be more difficult for such bids to be submitted, modified or withdrawn.

USE OF PROCEEDS

The Preferred Shares offered by this prospectus are being sold for the account of Treasury. Any proceeds from the sale of these Preferred Shares will be received by Treasury for its own account, and we will not receive any proceeds from the sale of any Preferred Shares offered by this prospectus.

DESCRIPTION OF PREFERRED SHARES

This section summarizes specific terms and provisions of the Preferred Shares. The description of the Preferred Shares contained in this section is qualified in its entirety by the actual terms of the Preferred Shares, as are stated in (i) the certificate of designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, attached to the articles of amendment to the Company’s articles of incorporation, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on April 6, 2009, and (ii) incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

General

The Preferred Shares constitutes a series of our perpetual, cumulative, preferred stock, consisting of 10,958 shares, par value $4.00 per share. The Preferred Shares have a liquidation preference amount of $1,000 per share. The Preferred Shares have no maturity date. We issued the Preferred Shares to Treasury on April 3, 2009 for an aggregate purchase price of $10,958,000. The Preferred Shares were issued in connection with the CPP in a private placement exempt from the registration requirements of the Securities Act. The Preferred Shares qualify as Tier 1 capital for regulatory purposes.

Dividends

Rate. Dividends on the Preferred Shares are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 5% per annum from April 3, 2009 to but excluding May 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after May 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Preferred Shares) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Holders of Preferred Shares sold by Treasury in the auction, if any, that are record holders on the record date for the             , 2012 dividend payment date will be entitled to any declared dividends payable on such date.

Dividends on the Preferred Shares are Cumulative. If for any reason our board of directors does not declare a dividend on the Preferred Shares for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Preferred Shares any dividend in excess of the dividends on the Preferred Shares that are payable as described above. There is no sinking fund with respect to dividends on the Preferred Shares.

Priority of Dividends. So long as the Preferred Shares remain outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Preferred Shares, the terms of which do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Preferred Shares will be entitled to receive for each share of Preferred Shares, out of the assets of the

Company or proceeds available for distribution to our shareholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Preferred Shares, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per Preferred Shares and (ii) the amount of any accrued and unpaid dividends on the Preferred Shares (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Preferred Shares and the holders of any other class or series of our stock ranking equally with the Preferred Shares, the holders of the Preferred Shares and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Preferred Shares, neither a merger or consolidation of the Company with another entity, including a merger or consolidation in which the holders of Preferred Shares receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of the Company’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemptions and Repurchases

We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed Preferred Shares on the dividend record date.

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Preferred Shares by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Preferred Shares must state: (i) the redemption date; (ii) the number of Preferred Shares to be redeemed and, if less than all the Preferred Shares held by such holder are to be redeemed, the number of such Preferred Shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Preferred Shares, the Preferred Shares to be redeemed will be selected either pro rata or in such other manner as our board of directors determines to be fair and equitable.

The Securities Purchase Agreement between us and Treasury provides that so long as Treasury continues to own any Preferred Shares, we may not repurchase any Preferred Shares from any other holder of such Preferred Shares unless we offer to repurchase a ratable portion of the Preferred Shares then held by Treasury on the same terms and conditions.

Preferred Shares that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Preferred Shares.

Except with respect to our intent to submit one or more bids in the auction, we have no current intention to redeem the Preferred Shares in the near future, but may seek to redeem some or all of the Preferred Shares at a future date if we deem such redemption to be in our interest. The Federal Reserve evaluates redemption requests on a case-by-case basis and considers a variety of factors, including a company’s current and prospective capital position and its ability to serve as a continued source of strength to its banking subsidiaries during stressed market conditions. We cannot predict whether the Federal Reserve would approve any future redemption request we were to make.

No Conversion Rights

Holders of the Preferred Shares have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

The holders of the Preferred Shares do not have voting rights other than those described below, except to the extent specifically required by Virginia law.

Whenever dividends have not been paid on the Preferred Shares for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Preferred Shares will have the right, with the holders of shares of any other classes or series of Voting Parity Stock (as defined below) outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends (including dividends accumulated on any unpaid dividends) for all past dividend periods on all outstanding Preferred Shares have been paid in full at which time this right will terminate with respect to the Preferred Shares, subject to revesting in the event of each and every subsequent default by the Company in the payment of dividends on the Preferred Shares.

No person may be elected as a Preferred Director who would cause the Company to violate any corporate governance requirements of any securities exchange or other trading facility on which its securities may then be listed or traded. There is no limit on the number of nominations and a plurality of votes would determine the election of the two new directors. Upon any termination of the right of the holders of the Preferred Shares and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Preferred Shares and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding Preferred Shares voting separately as a class, together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Preferred Shares are entitled to vote, any series of Parity Stock (as defined under “Dividends-Priority of Dividends” above) upon which voting rights similar to those of the Preferred Shares have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

Although the Company does not believe the Preferred Shares are considered “voting securities” currently, if they were to become voting securities for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

In addition, the BHCA and federal banking regulations require prior Federal Reserve approval before an investor acquires control of a bank holding company. A holder or group of holders will be deemed to control the Company if it owns or controls 25% or more of a class of outstanding shares of our “voting stock,” controls in any manner the election of a majority of our board of directors, or otherwise exercises a “controlling influence” over us. A holder or group of holders may also be deemed to control the Company if they own one-third or more of its total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Any holder that controls the Company and is a “company” under the BHCA may be subject to ongoing regulation and supervision as a bank holding company in accordance with the BHCA.

In addition to any other vote or consent required by Virginia law or by our articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Shares, voting as a separate class, is required in order to do the following:

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amend or alter our articles of incorporation or the articles of amendment for the Preferred Shares to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Preferred Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

amend, alter or repeal any provision of our articles of incorporation or the articles of amendment for the Preferred Shares in a manner that adversely affects the rights, preferences, privileges or voting powers of the Preferred Shares; or

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consummate a binding share exchange or reclassification involving the Preferred Shares or a merger or consolidation of the Company with another entity, unless (i) the Preferred Shares remain outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Preferred Shares remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Preferred Shares immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, including authorized Preferred Shares necessary to satisfy preemptive or similar rights granted by us to other persons prior to April 3, 2009, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Preferred Shares with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Preferred Shares and will not require the vote or consent of the holders of the Preferred Shares.

To the extent holders of the Preferred Shares are entitled to vote, holders of Preferred Shares will be entitled to one vote for each Preferred Share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Preferred Shares would otherwise be required, all outstanding Preferred Shares have been redeemed by the Company or called for redemption upon proper notice and sufficient funds have been set aside by the Company for the benefit of the holders of Preferred Shares to effect the redemption.

Book-Entry Procedures

The DTC will act as securities depositary for the Preferred Shares. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of Preferred Shares sold in the auction. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Preferred Shares that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Preferred Shares will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the Preferred Shares may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Preferred Shares must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Preferred Shares.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase Preferred Shares within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Preferred Shares on DTC’s records. You, as the actual owner of the Preferred Shares, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Preferred Shares are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased Preferred Shares should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our articles of incorporation, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Preferred Shares will be sent to Cede & Co. If less than all of the Preferred Shares are being redeemed, DTC will reduce each Direct Participant’s holdings of Preferred Shares in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Preferred Shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Preferred Shares are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Preferred Shares will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Preferred Shares at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Preferred Shares. In that event, we will print and deliver certificates in fully registered form for Preferred Shares. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue Preferred Shares in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Preferred Shares will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

AUCTION PROCESS

The following describes the auction process used to determine the public offering price of the Preferred Shares. That process differs from methods traditionally used in other underwritten public offerings. Treasury and the underwriters will determine the public offering price and the allocation of the Preferred Shares in this offering by an auction process conducted by the joint book-running managers,                                         , in their capacity as the “auction agents.” This auction process will involve a modified “Dutch auction” mechanic in which the auction agents (working with a number of other brokers) will receive and accept bids from bidders for the Preferred Shares. Subject to the approval of the Federal Reserve, we intend to submit one or more bids in the auction. Our bids may be made at a price or prices per share that is less than the liquidation preference per share, and our bids may be for some or all of the Preferred Shares. There can be no assurance that the Federal Reserve will allow us to bid in the auction. After the auction closes and those bids become irrevocable (which will occur automatically at the submission deadline to the extent such bids have not been modified or withdrawn at that time), the auction agents will determine the clearing price for the sale of the Preferred Shares offered hereby and, if Treasury chooses to proceed with the offering, the underwriters will allocate Preferred Shares to the winning bidders. The clearing price for the Preferred Shares may bear little or no relationship to the price that would be established using traditional valuation methods. You should carefully consider the risks described under “Risk Factors—Risk Factors Related to the Auction Process” beginning on page     .

Eligibility and Account Status

In order to participate in the auction process, bidders must have an account with, and submit bids to purchase Preferred Shares through, either an auction agent or one of the network brokers. Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through an auction agent or a network broker. If you wish to bid in the auction and do not have an account with an auction agent or a network broker, you will either need to establish such an account prior to bidding in the auction (which may be difficult to do before the submission deadline) or contact your existing broker and request that it submit a bid through an auction agent or a network broker. Network brokers and other brokers will have deadlines relating to the auction that are earlier than those imposed by the auction agent, as described below under “- The Auction Process—The Bidding Process.”

Because the Preferred Shares are complex financial instruments for which there is no established trading market, the auction agent, each network broker and any other broker that submits bids through the auction agent or any network broker will be required to establish and enforce client suitability standards, including eligibility, account status and size, to evaluate whether an investment in the Preferred Shares is appropriate for any particular investor. Each of them will individually apply its own standards in making that determination, but in each case those standards will be implemented in accordance with the applicable requirements and guidelines of the Financial Industry Regulatory Authority (“FINRA”). If you do not meet the relevant suitability requirements of an auction agent or another broker, you will not be able to bid in the auction. Accounts at an auction agent or any other broker, including broker accounts, are also subject to the customary rules of those institutions. You should contact your brokerage firm to better understand how you may submit bids in the auction process.

An auction agent or network brokers may require bidders (including any brokers that may be bidding on behalf of their customers) to submit additional information, such as tax identification numbers, a valid e-mail address and other contact information, and other information that may be required to establish or maintain an account.

The auction agents and the network brokers, upon request, will provide certain information to you in connection with the offering, including this prospectus and forms used by such brokers, if any, to submit bids. Additionally, you should understand that:

•	before submitting a bid in the auction, you should read this prospectus and the documents incorporated by reference, including all the risk factors;

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the clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept. The clearing price will be equal to the highest price in the auction for which the quantity of all bids at or above such price equals the number of Preferred Shares that Treasury has elected to sell;

•	if there is little or no demand for the Preferred Shares at or above the clearing price once trading begins, the price of the Preferred Shares will decline;

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the liquidity of any market for the Preferred Shares may be affected by the number of Preferred Shares that Treasury elects to sell in this offering, and the price of the Preferred Shares may decline if the Preferred Shares are illiquid;

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the auction agents, in their sole discretion, have the right to reconfirm any bid by contacting the purported bidder directly and to impose size limits on the aggregate size of bids that it chooses to accept from any bidder, including network brokers (although the auction agent is under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws). If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn, but alternatively may in its discretion choose to accept any such bid even if it has not been reconfirmed;

•	the auction agents may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering; and

•	the auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.

None of the underwriters, Treasury or us have undertaken any efforts to qualify the Preferred Shares for sale in any jurisdiction outside the United States. Except to the limited extent that this offering will be open to certain non-U.S. investors under private placement exemptions in certain countries other than the United States, investors located outside the United States should not expect to be eligible to participate in this offering.

Even if a bidder places a bid in the auction, it may not receive an allocation of the Preferred Shares in the offering for a number of reasons described below. You should consider all the information in this prospectus and the documents incorporated by reference in determining whether to submit a bid, the number of Preferred Shares you seek to purchase and the price per share you are willing to pay.

The following brokers have agreed to be network brokers for purposes of the auction process:             .

The network brokers will not share in any underwriting discounts or fees paid by us in connection with the offering of the Preferred Shares but may, subject to applicable FINRA and SEC rules and regulations, charge a separate commission to their own customers.

The Auction Process

The following describes how the auction agents will conduct the auction process:

General

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The auction will commence at 8:30 a.m., New York City time, on the date specified by the auction agent in a press release issued prior to the opening of the equity markets on such day, and will end at 6:30 p.m., New York City time, on the second business day immediately thereafter (the “submission deadline”). Unless you submit your bids through an auction agent, your broker will have an earlier deadline for accepting bids. If a malfunction, technical or mechanical problem, calamity, crisis or other similar event occurs that the auction agent believes may interfere with the auction process, the auction agent may (in consultation with Treasury) decide to extend the auction or cancel and reschedule the auction. The auction agents and the network brokers will advise bidders of any such decision to extend or cancel and reschedule the auction using e-mail, telephone or facsimile, and will attempt to make such notification prior to the time the auction is scheduled to close. If the auction process is extended such that it closes at a later time on the same business day, any bids previously submitted will continue to be valid unless amended or cancelled by the bidder, but if the auction is extended such that it closes on the following business day or later, or is cancelled, all bids will be cancelled at the time of such extension or cancellation.

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The auction agents and the network brokers will contact potential investors with information about the auction process and how to participate and will solicit bids from prospective investors via electronic message, telephone and facsimile. The minimum size of any bid is one Preferred Share.

The Bidding Process

•	The auction agents and the network brokers will only accept bids in the auction process in increments of whole Preferred Shares; no fractional interests will be sold.

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No maximum price or auction price range has been established in connection with the auction process, which means that there is no floor or ceiling on the price per share that you or any other bidder can bid in the auction. Each bid must specify a price (such bid price to be in increments of $0.01) or such bid will be rejected.

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Once the auction begins, you may submit your bids either directly through an auction agent or through any network broker. Bids through the network brokers will be aggregated and submitted to the auction agent as single bids at each price increment by those brokers. Bids will only be accepted if they are made on an unconditional basis (i.e., no “all-or-none” bids will be accepted).

•	In connection with submitting a bid, you will be required to provide the following information:

•	the number of Preferred Shares that you are interested in purchasing (only in whole shares-no fractional interests);

•	the price per share you are willing to pay (such bid price to be in increments of $0.01); and

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any additional information that may be required to enable an auction agent and/or network broker to identify you, confirm your eligibility and suitability for participating in this offering, and, if you submit a successful bid, consummate a sale of Preferred Shares to you.

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You may submit multiple bids. Canceling one bid does not cancel any other bid. However, as bids are independent, each bid may result in an allocation of Preferred Shares. Consequently, the sum of your bid sizes should be no more than the total number of Preferred Shares you are willing to purchase. In addition, the auction agents may impose size limits on the aggregate size of bids that they choose to accept from any bidder (including any network broker), although the auction agents are under no obligation to do so or to reconfirm bids for any reason, except as may be required by applicable securities laws.

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At any time prior to the submission deadline, you may modify your bids to increase or decrease the number of Preferred Shares bid for or the price bid per share and may withdraw your bid and reenter the auction. Network brokers, however, will impose earlier submission deadlines than that imposed by the auction agent in order to have sufficient time to aggregate bids received from its respective customers and to transmit the aggregate bid to the auction agent before the auction closes. If you are bidding through a network broker, or another broker that is submitting bids through an auction agent or a network broker, you should be aware of any earlier submission deadlines that may be imposed by your broker.

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Conditions for valid bids, including eligibility standards and account funding requirements, may vary from broker to broker. Some brokers, for example, may require a prospective investor to maintain a minimum account balance or to ensure that its account balance is equal to or in excess of the amount of its bid. No funds will be transferred to the underwriters until the acceptance of the bid and the allocation of Preferred Shares.

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A bid received by an auction agent or any network broker involves no obligation or commitment of any kind prior to the submission deadline. Therefore, you will be able to withdraw a bid at any time prior to the submission deadline (or any deadline imposed by a network broker, if you are bidding through a network broker). Following the submission deadline, however, all bids that have not been modified or withdrawn by you prior to the submission deadline will be considered final and irrevocable and may be accepted. The auction agent and Treasury will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders.

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If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agent may deem your bid to have been withdrawn. The auction agent may, however, choose to accept your bid even if it has not been reconfirmed.

•	The auction agents may reject any bid that it determines, in its discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering.

•	The auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.

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No funds will be transferred to the underwriters until the acceptance of the bid and the allocation of the Preferred Shares. However, the auction agents or any network broker may require you to deposit funds or securities in your brokerage accounts with value sufficient to cover the aggregate dollar amount of your bids. Bids may be rejected if you do not provide the required funds or securities within the required time. The auction agents or any network broker may, however, decide to accept successful bids regardless of whether you have deposited funds or securities in your brokerage accounts. In any case, if you are a successful bidder, you will be obligated to purchase the Preferred Shares allocated to you in the allocation process and will be required to deposit funds in your brokerage accounts prior to settlement, which is expected to occur three or four business days after the notices of acceptance are sent to you.

Pricing and Allocation

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The auction agents will manage the master order book that will aggregate all bids and will include the identity of the bidders (or their brokers, in the case of bids submitted through a network broker). The master order book will not be available for viewing by bidders. Bidders whose bids are accepted will be informed about the result of their bids.

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The clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept. The clearing price will equal the highest price in the auction for which the quantity of all bids at or above such price equals the number of Preferred Shares that Treasury has elected to sell.

•	Unless Treasury decides not to sell any Preferred Shares or as otherwise described below, all Preferred Shares will be sold to bidders at the clearing price plus accrued dividends.

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Promptly after the auction agents determine the clearing price, they will communicate that clearing price to Treasury. Treasury may decide not to sell any Preferred Shares after the clearing price is determined. Once Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agent will confirm allocations of Preferred Shares to its clients and the network brokers. The underwriters will sell all Preferred Shares at the same price per share plus accrued dividends.

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If Treasury elects to sell Preferred Shares in the offering, allocation of the Preferred Shares will be determined by, first, allocating Preferred Shares to any bids made above the clearing price, and second, allocating Preferred Shares on a pro-rata basis among bids made at the clearing price. The pro-rata allocation percentage for bids made at the clearing price will be determined by dividing the number of Preferred Shares to be allocated at the bidding increment equal to the clearing price by the number of

Preferred Shares represented by bids at that bidding increment. Each accepted bid submitted at the clearing price will be allocated a number of Preferred Shares approximately equal to the pro-rata allocation percentage multiplied by the number of Preferred Shares represented by its bid, rounded to the nearest whole number of Preferred Shares. In no case, however, will any rounded amount exceed the original bid size.

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After Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents and each network broker that has submitted successful bids will notify you, in the event your bids have been accepted by Treasury, by electronic message, telephone, facsimile or otherwise that the auction has closed and that your bids have been accepted by Treasury (subject, in some cases, to pro-ration, as described in this prospectus). They may also provide you with a preliminary allocation estimate, which will be subsequently followed by a final allocation and confirmation of sale. In the event your bids are not accepted, you may be notified that your bids have not been accepted. As a result of the varying delivery times involved in sending e-mails over the Internet and other methods of delivery, you may receive notices of acceptance before or after other bidders.

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The clearing price and number of Preferred Shares to be sold are expected to be announced via press release on the business day following the end of the auction. The price will also be included in the notice of acceptance and the confirmation of sale that will be sent to successful bidders, and will also be included in the final prospectus for the offering.

•	Sales to investors will be settled through your account with the broker through whom your bid was submitted.

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If you submit bids that are accepted by Treasury, you will be obligated to purchase the Preferred Shares allocated to you regardless of whether you are aware that the notice of acceptance of your bid has been sent. Once an underwriter has sent out a notice of acceptance and confirmation of sale, it will not cancel or reject your bid. The auction agent and Treasury will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders. As a result, you will be responsible for paying for all of the Preferred Shares that are finally allocated to you, at the public offering price.

You should carefully review the procedures of, and communications from, the institution through which you bid to purchase Preferred Shares.

Auction Process Developments

You should keep in contact with the institution through which your bid has been submitted and monitor your relevant e-mail accounts, telephone and facsimile for notifications related to this offering, which may include:

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Potential Request for Reconfirmation. The auction agents, in their sole discretion, may ask you to reconfirm your bid by directly contacting you (or your broker, if you submitted your bid through a broker other than the auction agent), although the auction agent is under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws. If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agent may deem your bid to have been withdrawn. The auction agent may, however, choose to accept your bid even if it has not been reconfirmed.

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Notice of Acceptance. Notification as to whether any of your bids are successful and have been accepted by Treasury. This notification will include the final clearing price. If your bids have been accepted by Treasury, you will be informed about the results of the auction process.

SELLING SHAREHOLDER

The table below sets forth information concerning the resale of the Preferred Shares by Treasury. We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. Our operations are regulated by various U.S. governmental authorities, including in certain respects by Treasury. Other than through its role as a regulator and the acquisition of the Preferred Shares, Treasury has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Treasury acquired the Preferred Shares as part of the Troubled Asset Relief Program, which was established pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”). EESA was enacted into law on October 3, 2008 to restore confidence and stabilize the volatility in the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.

The following description was provided by Treasury and is derived from the website of Treasury. Treasury is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under the EESA, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. The courts have held, in cases involving federal agencies and instrumentalities that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against Treasury alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus are a part, or any other act or omission in connection with the offering to which this prospectus relate, likely would be barred. In addition, Treasury and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus are a part or resulting from any other act or omission in connection with the offering to which this prospectus relates likely would be barred. See “Risk Factors—Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited.”

The table below sets forth information with respect to the number of Preferred Shares beneficially owned by Treasury as of                     , 2012, the number of Preferred Shares being offered by Treasury in this offering, and the number of Preferred Shares to be beneficially owned by Treasury after this offering, assuming all the Preferred Shares offered by Treasury in this offering are sold. The percentages below are calculated based on 10,958 Preferred Shares issued and outstanding as of                     , 2012.

	Beneficial Ownership Prior to the Offering(1)(2)			Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number and Type of Preferred Shares Beneficially Owned(1)	Percent	Preferred Shares Being Offered	Number of Preferred Shares Beneficially Owned(1)(2)	Percent
United States Department of the Treasury 1500 Pennsylvania Avenue, NW Washington, D.C. 20220	10,958 shares of Series A Preferred Stock	100%	10,958	—	—%

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any Preferred Shares over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days of the exercise of any warrant.

(2)	Treasury also owns a warrant to purchase 250,947 of the shares of our common stock at an exercise price of $6.55 per share, subject to adjustment.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership and disposition of the Preferred Shares. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), Treasury regulations and judicial and administrative authority, all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary is limited to investors who will hold the Preferred Shares as capital assets and does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances. This discussion does not address the tax consequences to investors who are subject to special tax rules, such as banks and other financial institutions, insurance companies, governments and governmental entities, broker-dealers, partnerships and their partners, tax-exempt organizations, investors that will hold the Preferred Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, U.S. expatriates or U.S. holders that have a functional currency that is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any alternative minimum tax consequences or any state, local or non-U.S. tax consequences. Each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the purchase, ownership, and disposition of the Preferred Shares.

For purposes of this summary, you are a “U.S. holder” if you are a beneficial owner of the Preferred Shares and you are for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. You are a “non-U.S. holder” if you are a beneficial owner of the Preferred Shares that is an individual, corporation, estate or trust that is not a U.S. holder.

If a partnership (including any other entity treated as a partnership for U.S. federal income tax purposes) is a holder of the Preferred Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Preferred Shares, you should consult your own tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of the Preferred Shares.

U.S. Holders

Distributions on the Preferred Shares. In general, if distributions are made with respect to the Preferred Shares, the distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of our current and accumulated earnings and profits is treated first as a nontaxable return of capital reducing your tax basis in the Preferred Shares. Any amount in excess of your tax basis is treated as capital gain, the tax treatment of which is discussed below under “Sale or Redemptions of the Preferred Shares.”

Dividends received by individual holders of the Preferred Shares will generally be subject to a reduced maximum tax rate of 15% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends that are paid to individual stockholders with respect to Preferred Shares that are held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Preferred Shares become ex-dividend. Furthermore, the rate reduction does not apply to dividends received to the extent that an individual holder elects to treat the dividends as “investment income” for purposes of determining the holder’s limit for the deduction of investment interest under Section 163(d) of the Code. The 15% dividend rate is scheduled to expire December 31, 2012, at which time the rate will revert back to ordinary income rates previously in effect and applicable to dividends unless the Code is amended to provide for a different rate. In addition, under the Health Care and Education Reconciliation Act of 2010, dividends received after December 31, 2012 by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. You should consult your own tax advisors regarding the implications of these rules in light of your particular circumstances.

Dividends received by corporate holders of the Preferred Shares may be eligible for a dividends received deduction equal to 70% of the amount of the distribution, subject to applicable limitations, including limitations related to “debt financed portfolio stock” under Section 246A of the Code and to the holding period requirements of Section 246 of the Code. In addition, any amount received by a corporate holder that is treated as a dividend may, depending on the circumstances, constitute an “extraordinary dividend” subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in Treasury regulations yet to be promulgated). Under Section 1059, a corporate holder that has held shares for two years or less before the dividend announcement date generally must reduce the tax basis of all of the holder’s shares (but not below zero) by the “non-taxed portion” of any “extraordinary dividend” and, if the non-taxed portion exceeds the holder’s tax basis for the shares, must treat any excess as gain from the sale or exchange of the shares in the year the payment is received. Individual holders of Preferred Shares that receive any “extraordinary dividends” that are treated as “qualified dividend income” (as discussed above) will be required to treat any losses on the sale of such Preferred Shares as long-term capital losses to the extent of such dividends. We strongly encourage you to consult your own tax advisor regarding the extent, if any, to which these provisions may apply to you in light of your particular facts and circumstances.

Sale or Redemption of the Preferred Shares. On the sale or exchange of the Preferred Shares to a party other than us, you generally will realize capital gain or loss in an amount equal to the difference between (a) the amount of cash and the fair market value of any property you receive on the sale and (b) your tax basis in the Preferred Shares. We strongly encourage you to consult your own tax advisors regarding applicable rates, holding periods and netting rules for capital gains and losses in light of your particular facts and circumstances. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

On the redemption of Preferred Shares by us, your surrender of the Preferred Shares for the redemption proceeds will be treated either as a payment received upon sale or exchange of the Preferred Shares or as a distribution with respect to all of your equity interests in us. Resolution of this issue will turn on the application of Section 302 of the Code to your individual facts and circumstances.

The redemption will be treated as gain or loss from the sale or exchange of Preferred Shares (as discussed above) if:

•	the redemption is “substantially disproportionate” with respect to you within the meaning of Section 302(b)(2) of the Code;

•	your interest in the Preferred Shares and any other equity interest in us is completely terminated (within the meaning of Section 302(b)(3) of the Code) as a result of such redemption; or

•

the redemption is “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code). In general, redemption proceeds are “not essentially equivalent to a dividend” if the redemption results in a “meaningful reduction” of your interest in the issuer.

In determining whether any of these tests has been met, you must take into account not only the Preferred Shares and other equity interests in us that you actually own, but also shares and other equity interests that you constructively own within the meaning of Section 318 of the Code.

If none of the above tests giving rise to sale or exchange treatment is satisfied, then a payment made in redemption of the Preferred Shares will be treated as a distribution that is subject to the tax treatment described above under “Distributions on the Preferred Shares.” The amount of the distribution will be equal to the amount of cash and the fair market value of property you receive without any offset for your tax basis in the Preferred Shares. Your tax basis in the redeemed Preferred Shares should be transferred to your remaining Preferred Shares. If, however, you have no remaining Preferred Shares, your basis could be lost.

Any redemption proceeds that are attributable to any declared but unpaid dividends on the Preferred Shares will generally be subject to the rules described above under “U.S. Holders—Distributions on the Preferred Shares.”

We strongly encourage you to consult your own tax advisor regarding: (a) whether a redemption payment will qualify for sale or exchange treatment under Section 302 of the Code or, alternatively, will be characterized as a distribution; and (b) the resulting tax consequences to you in light of your individual facts and circumstances.

Information Reporting and Backup Withholding. Information reporting will generally apply to noncorporate U.S. holders with respect to payments of dividends on the Preferred Shares and to certain payments of proceeds on the sale or other disposition of the Preferred Shares. Certain noncorporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Preferred Shares and certain payments of proceeds on the sale or other disposition of the Preferred Shares unless the beneficial owner of the Preferred Shares furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service (the “IRS”).

Non-U.S. Holders

Distributions on the Preferred Shares. Distributions treated as dividends as described above under “U.S. Holders—Distributions on the Preferred Shares” paid to a non-U.S. holder of the Preferred Shares will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, distributions that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such distributions are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty or an exemption from withholding for dividends effectively connected to a U.S. trade or business, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Sale or Redemption of the Preferred Shares. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption (except as discussed below) or other disposition of the Preferred Shares except for (i) certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, (ii) gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained the non-U.S. holder in the United States), (iii) non-U.S. holders that are subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (iv) gain if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in a capacity as a creditor. To the extent that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and a non-U.S. holder was not eligible for a treaty exemption, any gain on the sale of our Preferred Shares would be treated as effectively connected with a trade or business within the United States and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. Gain that is treated as effectively connected with a trade or business within the United States will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder was a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected income received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We believe that we are not currently and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

A payment made to a non-U.S. holder in redemption of the Preferred Shares may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under “U.S. Holders—Sale or Redemption of the Preferred Shares,” in which event such payment would be subject to tax as discussed above under “Distributions on the Preferred Shares.” Prospective investors should consult their own tax advisors to determine the proper tax treatment of any payment received in redemption of the Preferred Shares.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS reporting payments of dividends on the Preferred Shares and the amount of tax, if any, withheld with respect to those payments. Copies of information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Preferred Shares and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on the Preferred Shares or on the proceeds from a sale or other disposition of the Preferred Shares. Satisfaction of the certification procedures required to claim a reduced rate of withholding under a treaty described above in the section titled “Distributions on the Preferred Shares” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

New Legislation Relating to Foreign Accounts

Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. The legislation generally imposes a 30% withholding tax on dividends on or gross proceeds from the sale or other disposition of Preferred Shares paid to a foreign financial institution unless the foreign financial institution enters into an agreement with Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation generally imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Under recently issued IRS guidance, these rules generally would apply to payments of dividends on the Preferred Shares made after December 31, 2013, and payments of gross proceeds from a disposition of the Preferred Shares made after December 31, 2014. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

Treasury is offering the Preferred Shares through                                     , as representatives of the several underwriters. The terms and conditions set forth in the underwriting agreement, dated                  , 2012, govern the sale and purchase of the Preferred Shares. Each underwriter named below has severally agreed to purchase from Treasury, and Treasury has agreed to sell to such underwriter, the number of Preferred Shares set forth opposite the name of each underwriter below at the public offering price less the underwriting discounts set forth on the cover page of this prospectus.

Underwriter	Number of Shares of Series A Preferred Stock

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the Preferred Shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Preferred Shares that Treasury determines to sell, if any are purchased. The number of Preferred Shares that Treasury may determine to sell will depend, in part, upon the success of the auction process. See “Auction Process - The Auction Process - Pricing and Allocation.”

The underwriters plan to offer the Preferred Shares for sale pursuant to the auction process described above under “Auction Process.” Preferred Shares sold by the underwriters to the public will be sold at the clearing price determined through that auction process plus accrued dividends thereon. During the auction period, bids may be placed for Preferred Shares at any price (such bid price to be in increments of $0.01). The offering of the Preferred Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. As described under “Auction Process,” Treasury may decide not to sell any Preferred Shares in the auction process, regardless of the clearing price set in the auction process.

The underwriters are committed to purchase and pay for all such Preferred Shares, if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated. The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement.

The following table shows the per share and total underwriting discount that the underwriters will receive and the proceeds Treasury will receive.

	Per Share	Total
Series A Preferred Stock
Price to public(1)	$	$
Underwriting discounts and commissions to be paid by Treasury(2)
Proceeds to Treasury(1)

(1)	Plus accrued dividends from and including , 2012.

(2)	Treasury has agreed to pay all underwriting discounts and commissions and transfer taxes. We have agreed to pay all transaction fees, if any, applicable to the sale of the Preferred Shares and the certain fees and disbursements of counsel for Treasury incurred in connection with this offering.

We estimate that the total expenses of this offering, other than the underwriting discounts and commissions and transfer taxes, if any, will be approximately $            and are payable by us.

Restriction on Sales of Securities

We and Treasury have agreed, for the period beginning on and including the date of this prospectus through and including the date that is 30 days after the date of this prospectus, that we will not, without the prior written consent of the representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of preferred stock or any securities convertible into, or exercisable or exchangeable, for preferred stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of preferred stock.

The restrictions described in the immediately preceding paragraph will not apply to sales by Treasury of any of our Preferred Shares back to us. The underwriters may, in their sole discretion and at any time and from time to time, without notice, release all or any portion of the Preferred Shares and other securities from the foregoing restrictions.

Indemnity

We have agreed to indemnify Treasury and the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions. Stabilizing transactions permit bids to purchase Preferred Shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of Preferred Shares while this offering is in progress.

These stabilizing transactions may have the effect of raising or maintaining the market price of our Preferred Shares or preventing or retarding a decline in the market price of our Preferred Shares. As a result, the price of our Preferred Shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Preferred Shares. These transactions may be effected in the open market or otherwise and, if commenced, may be discontinued at any time.

Listing

The Preferred Shares will not be listed for trading on any stock exchange or available for quotation on any national quotation system.

Selling Restrictions

United Kingdom

Each underwriter shall be deemed to have represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Preferred Shares in circumstances in which Section 21(1) of the FSMA does not apply to our company; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Preferred Shares in, from or otherwise involving the United Kingdom.

This prospectus is only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, unincorporated associations and other persons, falling within Article 49(2)(a) to (d) of the Order or (iv) other persons to whom it may be lawfully communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). The Preferred Shares are only available to, and investment activity will only be engaged in with, relevant persons. Any person that is not a relevant person should not act or rely on this prospectus or its contents.

European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any Preferred Shares that are the subject of the offering contemplated in this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Preferred Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors,” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Preferred Shares shall result in a requirement for us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public of any Preferred Shares” in relation to the Preferred Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Preferred Shares to be offered so as to enable an investor to decide to purchase the Preferred Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Conflict of Interest; Other Relationships

From time to time, the underwriters and their affiliates have provided, and may continue to provide, investment banking and other financial advisory services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SUPERVISION AND REGULATION

Bank Regulatory Enforcement Authority

The federal bank regulatory agencies have broad authority to issue orders to depository institutions and their holding companies prohibiting activities that constitute violations of law, rule, regulation, or administrative order, or that represent unsafe or unsound banking practices. The federal bank regulatory agencies also are empowered to require affirmative actions to correct any violation or practice; issue administrative orders that can be judicially enforced; direct increases in capital; limit dividends and distributions; restrict growth; assess civil money penalties against institutions or individuals who violate any laws, regulations, orders, or written agreements with the agencies; order termination of certain activities of holding companies or their nonbank subsidiaries; remove officers and directors; order divestiture of ownership or control of a nonbanking subsidiary by a holding company; terminate deposit insurance and appoint a conservator or receiver.

For additional information about the laws and regulations applicable to us, see “Supervision and Regulation” in Part I, Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2011, which information is incorporated by reference herein.

LEGAL MATTERS

The validity of the Preferred Shares offered hereby and certain other legal matters will be passed upon for First Capital Bancorp, Inc. by the law firm of LeClairRyan, A Professional Corporation, Richmond, Virginia. The underwriters are represented by                  .

EXPERTS

Our consolidated financial statements as of December 31, 2010 and 2011 and for each of the years then ended, have been audited by Cherry, Bekaert & Holland, L.L.P., independent registered public accounting firm, as set forth in their report incorporated herein by reference and have been so incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

10,958 Shares of Fixed Rate Cumulative

Perpetual Preferred Stock, Series A

PROSPECTUS

                 , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The estimated expenses in connection with this offering are as set forth in the following table. All amounts except the Securities and Exchange Commission (“SEC”) registration fee are estimated.

SEC Registration Fee	$1,255.79
Printing Edgar and Engraving Expenses	*
Accounting Fees and Expenses	*
Legal Fees and Expenses	*
FINRA Filing Fees	*
Miscellaneous Expenses	*
Total	*

*	To be included pursuant to amendment.

Item 14. Indemnification of Officers and Directors

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

The Articles of Incorporation of the Registrant contain provision indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

The Registrant maintains a directors’ and officers’ liability insurance policy with Cincinnati Insurance Company, which provides coverage for the Registrant and for directors and officers of the Registrant against certain damages and expenses relating to claims against them for negligent acts, errors or omissions, or breaches of duty in their capacity as directors or officers of the Registrant. The policy is a “claims made” policy with a limit of liability of $4,000,000 for each policy period.

Item 15. Recent Sales of Unregistered Securities

None to report.

Item 16. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed as part of this Registration Statement.

No.	Description

1.1	Form of Underwriting Agreement.

2.1	Agreement and Plan of Reorganization dated as of September 5, 2006, by and between First Capital Bancorp, Inc. and First Capital Bank (incorporated by reference to Exhibit 2.1 of Form 8-K 12 g-3 filed on September 12, 2006).

3.1	Articles of Incorporation of First Capital Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of Form 10-QSB filed on November 13, 2006).

3.2	Amended and Restated bylaws of First Capital Bancorp, Inc. (incorporated by reference to Exhibit 3.2 of Form 8-K filed on May 22, 2007).

3.3	Articles of Amendment to the Company’s Articles of Incorporation, designating the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 of Form 8-K filed on April 6, 2009).

3.4	Articles of Amendment to the Company’s Articles of Incorporation increasing the Company’s Authorized Common Stock to 30,000,000 shares (incorporated by reference to Exhibit 3.1 of Form 8-K filed on June 3, 2010).

4.1	Specimen Common Stock Certificate of First Capital Bancorp, Inc. (incorporated by reference to Exhibit 4.1 of Form SB-2 filed on March 16, 2007.

4.2	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 4.1 of Form 8-K filed on April 6, 2009).

4.3	Warrant to Purchase Shares of Common Stock (incorporated by reference to Exhibit 4.2 of Form 8-K filed on April 6, 2009).

5.1	Opinion of LeClairRyan, A Professional Corporation, as to the validity of the securities registered hereunder.***

10.1	2000 Stock Option Plan (formerly First Capital Bank 2000 Stock Option Plan) (incorporated by reference to Exhibit 10.1 to Amendment No.1 to Form SB-2 filed on April 26, 2007).*

10.2	Amended and Restated Employment Agreement dated December 31, 2008, between First Capital Bank and Robert G. Watts, Jr. (incorporated by reference to Exhibit 10.2 of Form 10-K filed on March 31, 2009).*

10.3	Amended and Restated Change in Control Agreement dated September 15, 2006, between First Capital Bank and William W. Ranson (incorporated by reference to Exhibit 10.3 of Form 10-KSB filed on March 26, 2008).*

10.4	Employment Agreement dated December 31, 2008, between First Capital Bancorp. Inc. and John M. Presley (incorporated by reference to Exhibit 10.4 of Form 10-K filed on March 31, 2009).*

10.5	Change in Control Agreement dated April 14, 2009, between First Capital Bank and K. Bradley Hildebrandt (incorporated by reference to Exhibit 10.4 of Form 8-K filed on April 16, 2009).*

10.6	Form of Change in Control Agreement dated April 1, 2009, between First Capital Bank and each of William D. Bien, Ralph Ward, Jr., James E. Sedlar and Barry P. Almond (incorporated by reference to Exhibit 10.6 of Form 10-Q filed on August 14, 2009). *

10.7	Letter Agreement, dated as of April 3, 2009, by and between First Capital Bancorp, Inc., and the U.S. Department of Treasury (incorporated by reference to Exhibit 10.1 in Form 8-K filed on April 6, 2009).

10.8	Side Letter Agreement dated April 3, 2009, by and between First Capital Bancorp, Inc. and the U.S. Department of Treasury (incorporated by reference to Exhibit 10.2 of Form 8-K filed on April 6, 2009).

10.9	Form of Waiver (incorporated by reference to Exhibit 10.3 of Form 8-K filed on April 6, 2009).

10.10	Form of Waiver (incorporated by reference to Exhibit 10.4 of Form 8-K filed on April 6, 2009).

10.11	First Capital Bancorp, Inc. 2010 Stock Incentive Plan (incorporated by reference to Registration Statement on Form S-8 filed on September 3, 2010).*

10.12	Split Dollar Life Insurance Agreement dated as of February 1, 2011, by and between First Capital Bancorp, Inc. and Gary A. Armstrong (incorporated by reference to Exhibit 10.12 of Form 10-K filed on March 31, 2011).*

10.13	Supplemental Executive Retirement Plan Agreement dated as of February 1, 2011, by and between First Capital Bancorp, Inc. and Gary A. Armstrong (incorporated by reference to Exhibit 10.13 of Form 10-K filed on March 31, 2011).*

10.14	Executive Split Dollar Agreement dated as of May 12, 2011, by and between First Capital Bancorp, Inc. and John M. Presley (incorporated by reference to Exhibit 10.1 of Form 8-K filed on May 13, 2011).

10.15	Executive Split Dollar Agreement dated as of May 12, 2011, by and between First Capital Bancorp, Inc. and Robert G. Watts, Jr. (incorporated by reference to Exhibit 10.2 of Form 8-K filed May 13, 2011).

10.16	Standby Purchase Agreement dated January 19, 2012 between First Capital Bancorp, Inc. and Kenneth R. Lehman (incorporated by reference to Exhibit 10.1 of Form 8-K filed on January 19, 2012).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of Form SB-2 filed on March 16, 2007).

23.1	Consent of Cherry, Bekaert & Holland, L.L.P.

23.2	Consent of LeClairRyan, A Professional Corporation (included in Exhibit 5.1).***

24.1	Power of Attorney***

*	Management contract or compensation plan or arrangement
**	To be filed by amendment
***	Previously filed

(b) Financial Statement Schedules: No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than (a) 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1(I, (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to ne part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereonto duly authorized, in the County of Henrico, Virginia on May 14, 2012.

FIRST CAPITAL BANCORP, INC.

By:	/s/ John M. Presley
John M. Presley
Chief Executive Officer and Managing Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John M. Presley John M. Presley	Chief Executive Officer and Managing Director (principal executive officer)	May 14, 2012

* Robert G. Watts, Jr.	President and Director	May 14, 2012

* William W. Ranson	Chief Financial Officer, Treasurer and Secretary (principal accounting and financial officer)	May 14, 2012

* Grant S. Grayson	Director	May 14, 2012

* Richard W. Wright	Director	May 14, 2012

* Debra L. Richardson	Director	May 14, 2012

* Gerald Yospin	Director	May 14, 2012

* Gerald Blake	Director	May 14, 2012

* Yancey S. Jones	Director	May 14, 2012

* Joseph C. Stiles, Jr.	Director	May 14, 2012

*By:	/s/ John M. Presly as attorney-in-fact
John M. Presley

Exhibit Index

No.	Description

1.1	Form of Underwriting Agreement.

23.1	Consent of Cherry, Bekaert & Holland, L.L.P.